EXHIBIT (a)(1)(A)

EXTREME NETWORKS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS (THE “OFFER TO EXCHANGE”)

THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE

AT 9:00 P.M., PACIFIC TIME, ON APRIL 21, 2003, UNLESS WE EXTEND THIS OFFER

This Document Constitutes Part of the Section 10(a) Prospectuses

Relating to the Extreme Networks, Inc. Amended 1996 Option Plan,

the Extreme Networks, Inc. 2000 Nonstatutory Stock Option Plan and

the Extreme Networks, Inc. 2001 Nonstatutory Stock Option Plan

March 25, 2003

EXTREME NETWORKS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

(THE “OFFER TO EXCHANGE”)

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M.,

PACIFIC TIME, ON APRIL 21, 2003 UNLESS WE EXTEND THE OFFER.

Extreme Networks, Inc. (“Extreme Networks,” the “Company,” “we” or “us”) is offering option holders who are current employees of Extreme Networks or its subsidiaries the opportunity to exchange outstanding options to purchase shares of Extreme Networks common stock at an exercise price greater than $12.00 per share (“Eligible Options”) originally granted under the Extreme Networks, Inc. Amended 1996 Stock Option Plan (the “1996 Plan”), the Extreme Networks, Inc. 2000 Nonstatutory Stock Option Plan (the “2000 Plan”) or the Extreme Networks, Inc. 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) for new options to purchase shares of Extreme Networks common stock (“New Options”) that we will grant under the 1996 Plan, the 2000 Plan or the 2001 Plan. We are making the offer upon the terms and conditions described in this Offer to Exchange, the related announcement from Gordon Stitt dated March 25, 2003 and the Online Election Form (which together, as they may be amended from time to time, constitute the “offer” or “program”). The offer is not conditioned on a minimum number of options being tendered. The offer is subject to the conditions that we describe in Section 7 (“Conditions of the Offer”) of this Offer to Exchange.

You are eligible to participate in the offer if you are an employee of Extreme Networks or one of our subsidiaries and remain an employee through the date on which options returned for exchange are canceled. Members of our Board of Directors, executive officers of Extreme Networks and sales executives who report directly to the Vice President, Worldwide Sales of Extreme Networks are not eligible to participate. We currently expect to cancel options tendered for exchange on April 22, 2003 or promptly thereafter, unless the offer period is extended.

Even if you are eligible to participate, you are not required to accept the offer. If you choose to accept the offer, then you must return for exchange all of your Eligible Options. If you decide to return your Eligible Options for exchange, then you must return for exchange the entire outstanding unexercised portion of each option. For purposes of the offer, “option” means a particular option grant to purchase a certain number of shares of our common stock. We will not accept partial tenders of options. In addition, if you choose to accept the offer, you must also return for exchange all of the options granted to you after September 24, 2002, regardless of exercise price (“Required Options”). If you do not return your Eligible Options for exchange or they are not accepted by us for exchange, they will remain outstanding, and you will continue to hold such option, in accordance with their terms.

The offer is currently scheduled to expire on April 21, 2003 (the “Expiration Date”), and we expect to cancel options on the first business day after the Expiration Date, or promptly thereafter (the “Cancellation Date”). If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your Eligible Options and Required Options promptly after the Expiration Date.

Subject to the terms and conditions of this offer, the New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date the returned options accepted for exchange are canceled (the “New Option Grant Date”). Assuming we do not extend the Expiration Date, we presently expect to grant the New Options on October 23, 2003 or promptly thereafter. In order to receive a grant of New Options, you must continue to be an employee of Extreme Networks or one of our subsidiaries on the New Option Grant Date. If you cease to be employed by Extreme Networks or any of our subsidiaries for any reason after the Cancellation Date and prior to the New Option Grant Date, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options. If you are not employed by Extreme Networks or one of our subsidiaries on the New Option Grant Date, you will have forfeited your tendered options.

We will grant the New Options under the 1996 Plan, the 2000 Plan and the 2001 Plan. The plan under which a particular New Option will be granted will correspond to the plan under which the canceled option it replaces was originally granted. Each eligible employee who accepts the offer and who remains an eligible

i

employee on the New Option Grant Date will receive three shares subject to a New Option for every five shares subject to an option tendered in the exchange.

As of March 21, 2003, options to purchase 19,595,340 shares of our common stock were outstanding under our 1996 Plan, options to purchase 1,730,514 such shares were outstanding under our 2000 Plan, and options to purchase 3,765,299 such shares were outstanding under our 2001 Plan. As of that date, there were 11,448,098 shares of our common stock subject to Eligible Options and Required Options outstanding under these plans, representing approximately 9.9% of our total shares outstanding as of March 21, 2003. Assuming that all Eligible Options and Required Options are tendered for exchange and canceled, we would issue New Options to purchase 6,868,859 shares. The total number of shares underlying New Options that could be issued in the exchange would represent approximately 5.9% of our total shares outstanding as of March 21, 2003.

The New Options granted will vest as follows: twenty-five percent (25%) of each New Option will be immediately vested on the New Option Grant Date, and (i) for employees who have been continuously employed by the Company for two years or more as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/24 per month of continuous employment over the next two years following the New Option Grant Date, and (ii) for employees who have been employed by the Company for less than two years as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/36 per month of continuous employment over the next three years following the New Option Grant Date.

The exercise price per share under each New Option will be equal to the last reported sale price of our common stock reported by the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the New Option Grant Date. (See Appendix B for special pricing rules applicable in Italy and Malaysia.) The exercise price of your New Option may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise price of your Eligible Options or Required Options. The market price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options. Depending on the exercise price of your Eligible Options and Required Options and other factors, the New Options may be less valuable than the options you return for exchange. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the New Option Grant Date or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the offer.

Shares of Extreme Networks common stock are traded on the Nasdaq National Market under the symbol “EXTR.” On March 21, 2003, the closing price of our common stock reported on the Nasdaq National Market was $3.82 per share. Unless otherwise stated, all monetary denominations referred to in this offer are United States dollars.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

This offer to exchange has not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission, nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the announcement from Gordon Stitt dated March 25, 2003 and the Online Election Form to Megan Buckley, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051 (email: exchange@extremenetworks.com (telephone: (408) 579-2665).

IMPORTANT

If you wish to tender your Eligible Options for exchange, you must (1) complete and submit the Online Election Form found on Extreme Networks’ internal website for this offer http://intranet.extremenetworks.com/optionexchange (the “Online Election Form”) and (2) sign the Online Election Form in accordance with its instructions, and deliver it and any other required documents by fax, hand delivery, courier or mail to Megan Buckley at Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051 (fax number (408) 579-2699) at or before 9:00 p.m., Pacific Time, on April 21, 2003, unless the offer is extended.

We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related announcement from Gordon Stitt dated March 25, 2003 and the Online Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

TABLE OF CONTENTS

SUMMARY OF TERMS		1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER		12

INTRODUCTION		15

THE OFFER		17

1.	Eligibility	17

2.	Number of Options; Expiration Date	17

3.	Purpose of the Offer	18

4.	Procedures for Tendering Options	20

5.	Withdrawal Rights and Change of Election	21

6.	Acceptance of Options for Exchange and Issuance of New Options	22

7.	Conditions of the Offer	24

8.	Price Range of Our Common Stock Underlying the Options	27

9.	Source and Amount of Consideration; Terms of New Options	27

10.	Information Concerning Extreme Networks	30

11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	32

12.	Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer	33

13.	Legal Matters; Regulatory Approvals	33

14.	Material U.S. Federal Income Tax Consequences	33

15.	Terms of the Offer Specific to Eligible Participants Employed Outside of the United States	35

16.	Extension of Offer; Termination; Amendment	36

17.	Fees and Expenses	37

18.	Additional Information	37

19.	Miscellaneous	38

APPENDIX A	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF EXTREME NETWORKS, INC.	41

APPENDIX B GUIDE TO INTERNATIONAL ISSUES		42

ANNEX 1 ONLINE ELECTION FORM		81

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about the offer. However, it is only a summary, and you should read carefully the remainder of this Offer to Exchange, the accompanying announcement from Gordon Stitt dated March 25, 2003 and the Online Election Form. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended June 30, 2002, our quarterly report on Form 10-Q for the quarter ended September 29, 2002 and our quarterly report on Form 10-Q for the quarter ended December 29, 2002, as those documents contain important financial and other information about us. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics covered in this summary.

General Questions About the Program

1.	What securities is Extreme Networks offering to exchange?

We are offering to exchange your Eligible Options and any options that are required to be exchanged if you accept this offer for New Options. Eligible Options are all options to purchase common stock of Extreme Networks held by current employees that have an exercise price greater than $12.00 per share and that are outstanding under the 1996 Plan, the 2000 Plan and the 2001 Plan. If you elect to exchange your Eligible Options, you must exchange all of your Eligible Options. Furthermore, you must also exchange all of your Required Options, which are options granted to you after September 24, 2002, regardless of their exercise price. By returning for exchange your Eligible Options, you will automatically be deemed to have returned for exchange all of your Required Options. For purposes of the offer, “option” means a particular option grant to purchase a certain number of shares of our common stock. (See Section 2 of the Offer to Exchange.)

2.	Who is eligible to participate in the offer?

Current employees of Extreme Networks or one of Extreme Networks’ subsidiaries, excluding executive officers and sales executives who report directly to the Vice President, Worldwide Sales, who remain employees as of the Cancellation Date are eligible to participate in the offer. Members of the Board of Directors, including those who are employees of Extreme Networks, are not eligible to participate. If you are currently on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence, you are also eligible to participate in the offer. However, if you resign or receive a “Notice of Termination” (as defined in the answer to Question 3 below) at any time before the Cancellation Date, you are not eligible to participate in the offer. In order to receive a New Option, you must remain an employee as of the date the New Options are granted, which will be the first trading day that is at least six months and one day after the date the returned options accepted for exchange are canceled. If Extreme Networks does not extend the offer, the New Options will be granted on October 23, 2003 or promptly thereafter. (See Section 1 of the Offer to Exchange.)

3.	How will I know if I have received a “Notice of Termination”?

For purposes of the offer, you have received a “Notice of Termination” if, at any time before the Cancellation Date, you have received a written notice that Extreme Networks or one of its subsidiaries intends to take the necessary steps to end your employment relationship or, in accordance with local laws, you have received an offer, filed or have agreed in writing to file a petition in a labor court or have entered into an agreement, in each case, to end your employment relationship with Extreme Networks or one of its subsidiaries. (See Section 1 of the Offer to Exchange.)

4.	Are employees outside the United States eligible to participate?

Yes. Eligible employees include both those who are residents of the United States and employees of subsidiaries of Extreme Networks that are located in other countries unless they are executive officers of Extreme Networks, sales executives who report directly to the Vice President, Worldwide Sales or are members of the Extreme Networks Board of Directors. Please be sure to read Section 15 of this Offer to Exchange, which discusses terms of the offer specific to eligible employees outside the United States.

5.	Why is Extreme Networks making the offer?

We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our Company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our Company and to achieve high levels of performance. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel their Eligible Options and Required Options in exchange for New Options. By making this offer to exchange outstanding options for New Options with an exercise price equal to the market value of the underlying shares on the grant date, we intend to create better performance incentives for eligible employees and thereby maximize stockholder value. (See Section 3 of the Offer to Exchange.)

6.	How does the exchange work?

The Offer to Exchange will require the holder of an Eligible Option to make a voluntary election to cancel the outstanding stock option in exchange for a grant of a New Option on the first trading day that is at least six months and one day after the date that the returned option is canceled. This election will become irrevocable on the Expiration Date, currently scheduled for April 21, 2003, unless we extend the offer. If you choose to participate by exchanging your Eligible Options, you must exchange all stock options granted to you after September 24, 2002. Each New Option will be granted under whichever of the 1996 Plan, the 2000 Plan or the 2001 Plan your canceled option was granted, and will be for the purchase of three shares for every five shares subject to the canceled option. If an eligible holder cancels an option that is an incentive stock option, the New Option will be an incentive stock option to the maximum extent that it qualifies as an incentive stock option under the current U.S. tax laws. It is possible that a portion of a holder’s New Option will not qualify as an incentive stock option, and the excess portion of the New Option will be treated as a nonstatutory stock option.

7.	What do I need to do to participate in the offer?

To participate, you must complete the Online Election Form (in the form attached as Annex 1) found on Extreme Networks’ internal website for this offer http://intranet.extremenetworks.com/optionexchange. You must also sign the Online Election Form and ensure that we receive it no later than 9:00 p.m. Pacific Time on April 21, 2003 (or such later date as we may extend the expiration of the offer). You may return your Online Election Form either by facsimile to fax number (408) 579-2699, or by hand delivery, courier or mail to Megan Buckley at Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051 (telephone: (408) 579-2665). (See Section 4 of the Offer to Exchange.)

8.	When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires at 9:00 p.m., Pacific Time, on April 21, 2003, unless we extend the offer. We may, in our discretion or as required, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer. If we extend the offer, you must deliver your Online Election Form before the expiration of the extended offer period. (See Section 4 of the Offer to Exchange.)

9.	What will happen if I do not submit my Online Election Form by the deadline?

If you do not submit your Online Election Form by the deadline in the manner described in the answer to the next question, then you will not participate in the option exchange, and all stock options you currently hold will remain outstanding at their original exercise price and under their original terms. (See Section 4 of the Offer to Exchange.)

We request that even if you decide not to participate in the offer that you complete the Online Election Form and check the “No” box. This will help to facilitate our administration of the offer. Of course, as described in the answers to Questions 36 and 37 below, you are permitted during the period of this offer to change your election to participate in the offer.

10.	How do I exchange my options?

If you decide to tender your Eligible Options, you must (1) complete and submit the Online Election Form found on Extreme Networks’ internal website for this offer http://intranet.extremenetworks.com/optionexchange, and (2) deliver, before 9:00 p.m., Pacific Time, on April 21, 2003 (or such later date and time as we may extend the expiration of the offer), a properly executed Online Election Form and any other documents required by the Online Election Form via facsimile (fax number (408) 579-2699) or by hand delivery, courier or mail to Megan Buckley, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051. This is a one-time offer, and we must strictly enforce the tender offer period. We cannot accept delivery of the Online Election Form via intranet, facsimile or otherwise after the Expiration Date. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (See Section 4 of the Offer to Exchange.)

11.	If I participate, what will happen to my current options?

Eligible Options you elect to exchange under this program and any Required Options, which must be exchanged if you participate, will be canceled on April 22, 2003 or promptly thereafter (unless we extend the offer), and you will no longer have those options available for exercise. Any options that are not Eligible Options (other than any Required Options) will not be canceled and will remain outstanding at their original exercise price and under their original terms. (See Section 6 of the Offer to Exchange.)

12.	What are the conditions to the offer?

The offer is subject to the conditions described in Section 7 (“Conditions of the Offer”) of this Offer to Exchange. However, the offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary.

13.	Are there any eligibility requirements that I must satisfy after the Expiration Date of the offer to receive the New Options?

Yes. To receive a grant of New Options through the offer, you must be employed by Extreme Networks or one of its subsidiaries both as of the option Cancellation Date and as of the New Option Grant Date.

As discussed below, subject to the terms of this offer, we will not grant the New Options until the first trading day that is at least six months and one day after the option Cancellation Date. As the Cancellation Date is expected to be April 22, 2003, we do not expect to grant New Options before October 23, 2003. If, for any reason, you do not remain an employee of Extreme Networks or one of its subsidiaries through the date we grant the New Options, or if you receive a Notice of Termination before that date, you will not receive any New Options or other payment or consideration in exchange for your tendered options that have been accepted for exchange and canceled. This rule applies regardless of the reason your employment terminated, whether as a result of voluntary resignation, involuntary termination, death or disability. (See Section 2 of the Offer to Exchange.)

You are reminded that unless expressly provided in your employment agreement, your employment with Extreme Networks or one of our subsidiaries, as the case may be, can be terminated by you or Extreme Networks, or one of our subsidiaries, at any time with or without cause. If your employment terminates before the New Option Grant Date, you will not receive any New Options, nor any payment or other consideration for your canceled options. Accordingly, you should carefully consider this decision before tendering any of your options. (See Section 6 of the Offer to Exchange.)

14.	What if I am an employee of Extreme Networks when the offer expires, but not an employee when the New Options are granted?

If you are not an employee of Extreme Networks or one of its subsidiaries on the New Option Grant Date, or if you receive a Notice of Termination before that date, you will not receive any New Options or other consideration in exchange for your tendered options, even if your tendered options were partially or fully vested at the time of tender. As a result, if your employment ends after the offer expires but before the New Option Grant Date, you will not be able to exercise the tendered options, which will have been canceled, nor will you be granted New Options, nor will you receive a payment or other consideration for the tendered and canceled options. If you do not accept the offer, when your employment with us ends, you generally will be able to exercise your vested options, if any, during the limited period specified in your option documents, to the extent those options are vested on the day your employment ends. However, if you accept the offer, your returned options will be canceled and you will not be eligible to receive New Options if you are not employed by us on the New Option Grant Date. (See Section 2 of the Offer to Exchange.)

The offer does not change the nature of your “at-will” employment with Extreme Networks, and does not create any obligation on the part of Extreme Networks or any of its subsidiaries to continue your employment for any period. Your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

15.	Why doesn’t Extreme Networks grant the New Options immediately after the expiration date of the offer?

If we were to grant the New Options on any date that is earlier than six months and one day after the Cancellation Date, we would be required for financial reporting purposes to treat the New Options as variable awards. This means that we would be required to record as a compensation expense the non-cash accounting impact of increases and decreases in the Company’s share price for the New Options issued under this offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options for at least six months and one day, we will not have to treat the New Options as variable awards. (See Section 12 of the Offer to Exchange.)

16.	If I tender options in the offer, will I be eligible to receive other option grants before I receive my New Options?

No. If we cancel options you tender in the offer, you will not receive any other option grants before you receive your New Options. We will defer until after the New Option Grant Date the grant of other options, such as annual, bonus or promotion-related options, for which you might otherwise become eligible before the New Option Grant Date. If we were to grant you any options sooner than six months and one day after the Cancellation Date, they would be subject to the adverse accounting treatment described in the answer to Question 15. Therefore, any annual or other merit grant that might otherwise be approved for you will be delayed until after the New Option Grant Date. (See Section 6 of the Offer to Exchange.)

If you do not tender your Eligible Options for exchange in the offer, you may receive discretionary option grants prior to the New Option Grant Date if the Compensation Committee or Board of Directors or their designee decides to make such grants (such options would have an exercise price equal to the last reported closing price on the date they are granted). As a result, participation in the offer may affect the date, price and vesting of any discretionary option grant that may be approved for you in the future. (See Section 6 of the Offer to Exchange.)

Specific Questions About the Canceled Options

17.	Which options may I tender for cancellation?

If eligible to participate, you may tender for cancellation your Eligible Options, which are outstanding, unexercised options granted under the 1996 Plan, the 2000 Plan or the 2001 Plan that have an exercise price greater than $12.00 per share. If you choose to participate, you must exchange all of your Eligible Options and all of your Required Options, which are stock options granted to you after September 24, 2002. (See Section 2 of the Offer to Exchange.)

18.	Will I be required to give up all my rights to the canceled options?

Yes. Each returned option that we accept for exchange will be canceled, along with the corresponding stock option agreement, and will cease to exist. You will no longer have any rights under those options. (See Section 6 of the Offer to Exchange.)

19.	If I choose to tender my Eligible Options, do I have to tender the entire option, or may I decide to return for exchange only a portion of the option?

We are not accepting partial tenders of options. You may choose either to return all of your Eligible Options for exchange or none of your Eligible Options. Furthermore, you may not return for exchange less than all of a particular outstanding option. For example, if you have received two Eligible Options, you may choose to return for exchange either both options or no options. If you have exercised an Eligible Option in part and elect to participate, you must tender the entire remaining unexercised portion of that option. (See Section 6 of the Offer to Exchange.)

Also, if you decide to tender your Eligible Options, then you must tender all of your Required Options, which are options that were granted to you during the six-month period prior to the commencement of the offer on March 25, 2003. This means that if you participate in the offer, you will be required to tender all options granted to you after September 24, 2002. For example, if you were granted an option in January 2002 and a second option in December 2002 and you want to tender your January 2002 option for cancellation, you would also be required to tender your December 2002 option. (See Section 2 of the Offer to Exchange.)

20.	May I tender both vested and unvested options?

Yes. You may return your Eligible Options for exchange, whether or not they are vested. But if you choose to accept the offer with respect to your Eligible Options, you must return the entire Eligible Option, both the vested and unvested portions. Moreover, if you choose to accept the offer with respect to your Eligible Options, you must also return for exchange all of your Required Options, if any, regardless of their exercise prices and whether or not they have vested.

21.	May I tender options that I have already exercised in full?

No. The offer only pertains to outstanding options. It does not apply in any way to shares you have purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the offer. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

22.	May I tender shares I bought under the 1999 Employee Stock Purchase Plan?

No. The offer pertains only to options granted under the Company stock option plans listed in the response to Question 1 above. Any shares you purchased under the Extreme Networks, Inc. 1999 Employee Stock Purchase Plan are not outstanding options and cannot be tendered. The offer has no effect on the prices at which a participant in the Employee Stock Purchase Plan can buy stock.

Specific Questions About the New Options

23.	How many shares will my New Options cover?

This is a three-for-five exchange offer. For every five shares subject to an Eligible Option or a Required Option at the time we cancel it under this program, you will be entitled to receive a New Option for three shares. For example, if you were granted an Eligible Option for 1,000 shares, which you previously exercised for 300 shares, you would be allowed to exchange the remaining 700 share portion of the option and would be entitled to receive a New Option for 420 shares on the New Option Grant Date. (See Section 2 of the Offer to Exchange.)

24.	What will be the exercise price of the New Options?

The exercise price per share under the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the New Option Grant Date (currently expected to be October 23, 2003 or promptly thereafter). However, if you are a resident of Italy or Malaysia, the exercise price may differ as described in Appendix B. Accordingly, we cannot predict the exercise price of the New Options. Because we will not grant New Options until the first trading day that is at least six months and one day after the date we cancel the options returned and accepted for exchange, the New Options may have a higher exercise price than some or all of your canceled options. Furthermore, after the grant of the New Options, our common stock may trade at a price below the exercise price per share of those options. Depending on the exercise price of your returned options and other factors, the New Options may be less valuable than the options you are returning for exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. However, you should also consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future. (See Section 2 of the Offer to Exchange.)

25.	When will I receive my New Options?

We will not grant the New Options until the first trading day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on April 22, 2003, which is currently the expected Cancellation Date, the New Options will not be granted until October 23, 2003 or promptly thereafter. You must be an employee of Extreme Networks or one of its subsidiaries on the date we grant the New Options in order to be eligible to receive them. Note that we will require additional time after the New Option Grant Date in which to prepare and deliver to you for signature your new stock option agreement(s), and thus we estimate that you will not be able to exercise even vested portions of your New Options for a short period of time following the New Option Grant Date. (See Section 6 of the Offer to Exchange.)

26.	When will the New Options vest?

The New Options granted will vest as follows: twenty-five percent (25%) of each New Option will be immediately vested on the New Option Grant Date, and (i) for employees who have been continuously employed by the Company for two years or more as of March 3, 2003, the remaining seventy-five percent (75%) will vest at a rate of 1/24 per month of continuous employment over the next two years following the New Option Grant Date and (ii) for employees who have been employed by the Company for less than two years as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/36 per month of continuous employment over the next three years following the New Option Grant Date.

27.	After the grant of the New Options, what will happen if I again end up with “underwater” options?

We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is a one-time offer, and we do not expect to make this or a similar offer again in the future. As your stock options are valid for ten years from the date of grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are

“underwater” for some period of time after the date of grant of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future.

28.	Will the New Options be different from my tendered options?

Each New Option will be granted under whichever of the 1996 Plan, the 2000 Plan or the 2001 Plan the canceled option it replaces was originally granted. New Options will be subject to the terms and conditions of the applicable plan and a new stock option agreement between you and us, which you will be required to sign as a condition to receiving your New Option. The New Options will have substantially the same terms and conditions as the tendered options, except for the new vesting schedule, the new exercise price and a new ten-year term. If you work outside the U.S., your New Option agreement will contain additional provisions regarding data privacy, the discretionary nature of the plan, and, for Brazil and China, a mandatory cashless exercise feature. For a summary of the material terms of the New Options, see Section 9 (“Source and Amount of Consideration; Terms of New Options”) of the Offer to Exchange.

If you tender incentive stock options, the New Options will be incentive stock options to extent they qualify, but it is possible that your New Options may not qualify and will be treated as nonstatutory stock options. (See Section 14 of the Offer to Exchange.)

29.	If my current options are incentive stock options, will my New Options be incentive stock options?

Not necessarily. If your tendered options are incentive stock options, the New Options will be incentive stock options to the maximum extent they qualify as incentive stock options under current U.S. tax laws. One requirement for the New Options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the fair market value of the shares on the option grant date. The excess portion is deemed to be a nonstatutory stock option. It is possible that your New Options may exceed the $100,000 limit and the excess portion will be granted as nonstatutory stock options, even if your tendered options were incentive stock options. For a comparison of the U.S. federal income tax treatment of incentive stock options and nonstatutory stock options, see Section 14 of the Offer to Exchange.

30.	When will the New Options expire?

New Options will expire ten years from the New Option Grant Date, or earlier if your employment with Extreme Networks terminates. (See Section 9 of the Offer to Exchange.)

31.	How would a stock split or other change in Extreme Networks’ capital structure affect my New Option?

If, between the Cancellation Date and the New Option Grant Date, Extreme Networks pays a stock dividend or effects a stock split, reverse stock split or similar change in its capital structure, a proportionate adjustment will be made in the number of shares subject to a New Option granted in replacement of an option canceled in the exchange. For example, if Extreme Networks effected a one-for-two reverse stock split, every two shares of Extreme Networks common stock outstanding would be combined into one share of common stock. Accordingly, for every 1,000 shares subject to an option canceled in the exchange prior to the effective date of the reverse stock split, a New Option for 300 shares would be granted on the New Option Grant Date following the reverse stock split and taking into account the three-for-five exchange ratio. The exercise price of the New Option would nevertheless be equal to the last reported sale price of Extreme Networks common stock on the New Option Grant Date.

32.	What happens if Extreme Networks merges into or is acquired by another company?

It is possible that, prior to the grant of New Options, we might effect or enter into an agreement for a merger or other similar transaction in which Extreme Networks is acquired by another company.

If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the Expiration Date, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if Extreme Networks is acquired prior to the Expiration Date, we reserve the right to withdraw the offer, in which case your old options and your rights under them will remain intact.

If there is a sale of all or substantially all of our assets or stock, or we merge with another company, after your tendered options are accepted for exchange and canceled but before the New Options are granted, our obligations in connection with the offer would not automatically be assumed by the acquiring company. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your Eligible Options and Required Options and not receive any New Options from the acquiring company.

If there is a sale of all or substantially all of our assets or stock, or we merge with another company, after your New Options have been granted, your New Options may be assumed by or replaced with new options of the acquiring company. Any New Option that is neither assumed by the acquiring company nor exercised as of the date of the acquisition will terminate as of the effective date of the acquisition.

We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive New Options under this Offer to Exchange. If we were to terminate your right to receive New Options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer might not receive options to purchase securities of the acquiring company or any other consideration for their tendered options. (See Section 6 of the Offer to Exchange.)

33.	Are there circumstances where I would not be granted New Options?

Yes. If you are no longer an employee of Extreme Networks or one of its subsidiaries on the New Option Grant Date, or if you receive a Notice of Termination before the New Option Grant Date, you will not receive any New Options. (See Section 2 of the Offer to Exchange.)

Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant New Options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in Securities and Exchange Commission rules, regulations or policies, Nasdaq listing requirements, accounting rules or foreign laws. We will use reasonable efforts to avoid or remedy any such prohibitions, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange and continuing thereafter, you will not be granted a New Option. (See Section 13 of the Offer to Exchange.)

Also, as described in answer to the preceding question, you may not be granted New Options if the Board of Directors determines that this is necessary or appropriate to complete a transaction that is in the best interests of Extreme Networks and its stockholders.

34.	What happens to options that I choose not to tender or that are not accepted for exchange?

If you choose not to tender your Eligible Options (and Required Options, if any) in the offer or we do not accept them for exchange, they will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

If you are a U.S. employee, you should note that that there is a risk that incentive stock options you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer. However, the IRS may characterize the offer as a “modification” of those incentive stock options for U.S. federal income tax purposes, even if you decline to participate. Please read Section 14 (“Material U.S. Federal Income Tax Consequences”) of the Offer to Exchange for more information.

35.	Will I have to pay taxes if I exchange my options in the offer?

If you exchange your current options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or upon our acceptance and cancellation of the options. Further, at the grant date of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. (See Section 14 of the Offer to Exchange.)

All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult their own personal tax advisors as to the tax consequences of their participation in the offer. Tax consequences may vary depending on each individual participant’s circumstances. We have distributed as Appendix B to this Offer to Exchange short summaries of some of those consequences with respect to the countries where our non-U.S. employees who may be eligible to participate in the offer are located. If you are an employee located outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you work or reside before deciding whether or not to participate in the offer. (See Section 15 of the Offer to Exchange.)

36.	Can I withdraw previously tendered options?

Yes. You may withdraw all of your tendered options at any time before the offer expires at 9:00 p.m., Pacific Time, on the Expiration Date (currently scheduled to be April 21, 2003). If we extend the offer beyond that time, you may withdraw all of your tendered options at any time until the extended expiration of the offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and canceled your tendered options by May 19, 2003, you may withdraw all of your tendered options at any time after May 19, 2003. To withdraw tendered options, you must (1) complete and submit the Online Election Form found on Extreme Networks internal website for this offer http://intranet.extremenetworks.com/optionexchange indicating that you elect to reject the offer and (2) deliver to us via facsimile (fax number (408) 579-2699) or by hand delivery, courier or mail to Megan Buckley, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051, a signed Online Election Form, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again submitting another Online Election Form prior to the Expiration Date. (See Section 5 of the Offer to Exchange.)

37.	Can I change my election regarding particular tendered options?

No. You must elect to tender either all of your Eligible Options (and your Required Options, if any) or none of them. If you have tendered all of your Eligible Options and Required Options, you may change your election only by withdrawing all of your tendered options, as described in the answer to Question 36.

38.	Is this a repricing?

This is not a stock option repricing in the traditional sense. In a repricing, the exercise price of the employee’s current stock options would be adjusted immediately to be equal to the closing price of our common stock on the date of the repricing.

39.	Why can’t Extreme Networks just reprice my options, as I have seen done at other companies?

In 1998, the Financial Accounting Standards Board adopted rules requiring unfavorable accounting consequences for companies that reprice options, as described in the answer to Question 15. If we were to simply reprice options, Extreme Networks would be required to take a charge against earnings for any future appreciation in the stock underlying the repriced options until the options were exercised, forfeited or terminated.

40.	Why can’t I just be granted additional options?

Because of the large number of underwater Extreme Networks options currently outstanding, the grant of additional options equal in size to the outstanding options would have a severe negative impact on our common stock dilution, outstanding shares and per share operating results. In addition, we have a limited number of shares that we are allowed to grant under our stock option plans without seeking additional stockholder approval, and therefore our current stock option plan share reserves must be conserved.

41.	Can I have some examples of how the offer might work?

Example 1

Assumptions:

You have been continuously employed at Extreme Networks for two years or more as of March 3, 2003

Your original grant date: December 6, 2001

Your original stock option grant: 6,000 shares (none of which have been exercised)

Your original exercise price: $17.00 per share

Your original vesting schedule: 1,500 shares vested on December 6, 2002, and 125 shares vest each month thereafter until the option is fully vested on December 6, 2005, or until termination of employment.

Hypothetical stock price on New Option Grant Date: $5.00 per share

Hypothetical New Option: Using the above assumptions to illustrate the offer, if you properly tendered your option and we accepted it for exchange, we would cancel your original option on April 22, 2003. On the New Option Grant Date, which would be October 23, 2003, if you remained employed with Extreme Networks, we would grant you a New Option for 3,600 shares at an exercise price equal to the hypothetical stock price of $5.00 per share. Your New Option would be immediately vested as to 900 shares and, subject to your continued employment, would vest at the rate of 112.5 shares per month for the next 24 months following the New Option Grant Date. Provided your employment with Extreme Networks continued, you would be fully vested as of October 23, 2005.

Example 2

Assumptions:

You have been employed at Extreme Networks for less than two years as of March 3, 2003

Your original grant date: October 5, 2002

Your original stock option grant: 6,000 shares (none of which have been exercised)

Your original exercise price: $3.00 per share. Assume also that you are eligible to participate because you have one or more other options with an exercise price greater than $12.00.

Your original vesting schedule: 1,500 shares would vest on October 5, 2003 and 125 shares would vest each month thereafter until the option is fully vested on October 5, 2006, or until termination of employment.

Hypothetical reverse stock split: Assume that prior to the New Option Grant Date, the Company effects a one-for-two reverse stock split in which each two shares of common stock outstanding are combined into one share of common stock. As a result of this reverse stock split, all outstanding options will be proportionately adjusted. Had your original option remained outstanding, it would have been adjusted to represent an option for 3,000 shares at an exercise price of $6.00 per share, thus preserving the original aggregate exercise price for your option of $18,000.

Hypothetical stock price on New Option Grant Date: $10.00 per share

Hypothetical New Option: Since your original option was granted after September 24, 2002, it is a Required Option that must be returned for exchange if you elect to return your Eligible Options for exchange. Using the above assumptions to illustrate the offer, we would cancel your original option on April 22, 2003. On the New Option Grant Date, which would be October 23, 2003, if you remained employed with Extreme Networks, we would grant you a New Option for 1,800 shares (reflecting the three-for-five exchange ratio and a proportionate adjustment for the reverse stock split) at an exercise price equal to the hypothetical stock price of $10.00 per share. Please note that in this example, the new exercise price of $10.00 is greater than your original option’s exercise price of $6.00 (as proportionately adjusted for the reverse stock split). Your New Option would be immediately vested as to 450 shares and, subject to your continued employment, would vest at the rate of 37.5 shares per month for the next 36 months following the New Option Grant Date. Provided your employment with Extreme Networks continued, you would be fully vested as of October 23, 2006.

42.	What does Extreme Networks and the Board of Directors think of the offer?

Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options taking into account your own personal circumstances and preferences. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

43.	Whom can I talk to if I have questions about the offer?

For additional information or assistance, you should contact:

Megan Buckley

Extreme Networks

3585 Monroe Street

Santa Clara, CA 95051

telephone: (408) 579-2665

email: exchange@extremenetworks.com

We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document, the related announcement from Gordon Stitt and the Online Election Form. If anyone makes any representation or gives you any information different from the representations or information contained in these documents, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning for exchange your options pursuant to this offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below. The risks identified in this Section and the risks described under the heading entitled “Risk Factors That Could Affect Our Future Performance” in our quarterly report on Form 10-Q for our fiscal quarter ended December 29, 2002, filed with the SEC on February 11, 2003, highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the announcement from Gordon Stitt dated March 25, 2003 and the Online Election Form before deciding to participate in the offer. In addition, we urge those employees who live and work outside of the United States to read Section 15 (“Terms of the Offer Specific to Eligible Participants Employed Outside of the United States”) and Appendix B of this Offer to Exchange discussing tax consequences in various countries, as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

Economic Risks

If your employment terminates prior to the grant of the New Options, you will receive neither a New Option nor the return of your canceled option.

Once your option is canceled, it cannot be restored, and you will not be granted a New Option if you are not an employee of Extreme Networks or one of its subsidiaries on the date the New Options are granted. Accordingly, if your employment terminates for any reason, including as a result of a reduction-in-force by the Company, or you receive a Notice of Termination prior to the grant of the New Options, you will have the benefit of neither the canceled option nor the New Option.

If our stock price increases after the date your tendered options are canceled, your canceled options might have been worth more than the New Options that you receive in exchange for them.

Although the market price of our common stock is currently lower than the exercise prices of all Eligible Options, the market price of our common stock may increase in the future. If you accept the offer and the price of our common stock increases above the exercise price of the Eligible Options and Required Options, if any, that you tender in the offer during the term of such options, the value of your New Options may be less than the value of your options which were canceled in the exchange. For example, if you tender for cancellation an option with a $12.50 exercise price, and our stock appreciates to $15.00 when the New Options are granted, your New Option will have a higher exercise price than the canceled option.

Participation in the offer will make you ineligible to receive any option grants until October 23, 2003, at the earliest.

Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. For example, you might be eligible to receive future option grants in accordance with our standard policies relating to performance and/or promotion. However, if you participate in the offer, you will not be eligible to receive any option grants until October 23, 2003, at the earliest, because we would incur adverse accounting consequences if we were to grant additional options to employees who participate in the offer within six months of the Cancellation Date. Please note, however, that acceptance of the offer will not, by itself, entitle you to receive any future option grants other than any New Options you are eligible to receive in replacement of your canceled options.

If we enter into a merger or other similar transaction, either before or after the expected date of grant of the New Options, you might receive New Options with limited potential for future value or no New Options at all.

If Extreme Networks is acquired in a merger, a sale of all or substantially all of our assets or stock, or a similar transaction before the New Option Grant Date, the acquiring company may not agree to assume our obligation to grant New Options. Therefore, it is possible that you could give up your Eligible Options and

Required Options, if any, and not receive New Options from the acquiring company. If our shares are acquired in a cash merger following the New Option Grant Date, your New Option exercise price may be close to the cash price being paid for our shares, resulting in very limited future price appreciation potential. Furthermore, the Board of Directors has reserved the right to not grant the New Options if that were to become necessary or appropriate to complete a transaction that the Board believes to be in the best interests of Extreme Networks and our stockholders.

If we are prohibited by applicable law or regulations from granting New Options, you will not receive either a New Option, the return of your canceled options, or any other consideration.

We will not grant New Options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any New Options and you will not receive any other compensation for the options you tendered.

Tax-Related Risks for U.S. Residents

A portion of your New Options may be nonstatutory stock options, whereas your canceled options may have been incentive stock options.

If your canceled option was an incentive stock option, the New Option which replaces it will be an incentive stock option to the maximum extent it qualifies as an incentive stock option under current U.S. tax laws. One requirement for the New Option to qualify as an incentive stock option is that the value of shares subject to the New Option that become exercisable for the first time in any calendar year cannot exceed $100,000, as determined by the fair market value of the shares subject to the option on the date of grant. The excess portion of the option is deemed to be a nonstatutory stock option. It is possible that your New Option may exceed this $100,000 limit, and the excess portion will be granted as a separate New Option that is a nonstatutory stock option. For more detailed information, please read Section 14 (“Material U.S. Federal Income Tax Consequences”) of this Offer to Exchange. You should consult with your personal tax advisor regarding any effect this may have on your personal tax situation.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the offer.

However, the IRS may characterize the offer as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the incentive stock options eligible for exchange. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain its opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a “modification” of incentive stock options which although not tendered are still eligible for the exchange offer. A successful assertion by the IRS of this position could, in some cases, cause an option to cease to qualify as an incentive stock option. In other cases, such a successful assertion by the IRS could extend the option’s holding period necessary to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option. Please review Section 14 (“Material U.S. Federal Income Tax Consequences”) of this Offer to Exchange for further detailed information regarding the tax differences between incentive stock options and nonstatutory stock options.

Tax Related Risks for Eligible Participants in Foreign Jurisdictions

If you are an employee who is a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this offer, you may be liable for tax and social insurance contributions on the New Options or the shares upon exercise of those options. In addition, you may have exchange control reporting obligations. General summaries of the tax and other legal implications of participating in the offer for employees outside of the United States can be found in Appendix B of this Offer to Exchange. However, these tax discussions are general in nature and are necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore strongly recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the offer.

If you are eligible for the offer because you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance contribution consequences which may apply to you. Again, you should consult your own tax advisor to discuss these consequences.

Business-Related Risks

For a description of risks related to Extreme Networks’ business, please see Section 19 (“Miscellaneous”) of this Offer to Exchange.

INTRODUCTION

Extreme Networks, Inc. (“Extreme Networks,” the “Company,” “we” or “us”) is offering certain option holders who are current employees of Extreme Networks or its subsidiaries the opportunity to exchange outstanding options to purchase shares of Extreme Networks common stock at an exercise price greater than $12.00 per share (“Eligible Options”) originally granted under the Amended 1996 Stock Option Plan (the “1996 Plan”), the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”) or the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) for new options to purchase shares of Extreme Networks common stock (“New Options”) that we will grant under the 1996 Plan, the 2000 Plan or the 2001 Plan. We are making the offer upon the terms and conditions described in this Offer to Exchange (the “Offer to Exchange”), the related announcement from Gordon Stitt dated March 25, 2003 and the Online Election Form (which together, as they may be amended from time to time, constitute the “offer” or “program”). The offer is not conditioned on a minimum number of options being tendered. The offer is subject to the conditions that we describe in Section 7 (“Conditions of the Offer”) of this Offer to Exchange.

You are eligible to participate in the offer if you are an employee of Extreme Networks or one of our subsidiaries and remain an employee through the date on which options returned for exchange are canceled. Our executive officers and sales executives who report directly to our Vice President, Worldwide Sales and members of our Board of Directors, including those who are employees of Extreme Networks, are not eligible to participate. We currently expect to cancel options tendered for exchange on April 22, 2003 or promptly thereafter, unless the offer period is extended.

Even if you are eligible to participate, you are not required to accept the offer. However, if you choose to accept the offer, then you must return for exchange all of your Eligible Options. In addition, if you decide to return your Eligible Options for exchange, then you must return for exchange the entire outstanding unexercised portion of each option. For purposes of the offer, “option” means a particular option grant to purchase a certain number of shares of our common stock. We will not accept partial tenders of options. Furthermore, if you choose to accept the offer, you must also return for exchange all of the options granted to you after September 24, 2002, regardless of exercise price (“Required Options”). If you do not return your Eligible Options for exchange or they are not accepted by us for exchange, they will remain outstanding, and you will continue to hold such options in accordance with their terms.

The offer is currently scheduled to expire on April 21, 2003 (the “Expiration Date”), and we expect to cancel options on the first business day after the Expiration Date, or promptly thereafter (the “Cancellation Date”). If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your Eligible Options and Required Options promptly after the Expiration Date. If you receive a Notice of Termination before the Cancellation Date, you will be ineligible to participate in the offer.

Subject to the terms and conditions of this offer, the New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date the returned options accepted for exchange are canceled (the “New Option Grant Date”). Assuming we do not extend the Expiration Date, we presently expect to grant the New Options on October 23, 2003 or promptly thereafter. In order to receive a grant of New Options, you must continue to be an employee of Extreme Networks or one of our subsidiaries on the New Option Grant Date. If you cease to be employed by Extreme Networks or any of our subsidiaries for any reason after the Cancellation Date and prior to the New Option Grant Date or receive a Notice of Termination before the New Option Grant Date, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options. If you are not employed by Extreme Networks or one of our subsidiaries on the New Option Grant Date, or you receive a Notice of Termination before the New Option Grant Date, you will have forfeited your tendered options.

We will grant the New Options under the 1996 Plan, the 2000 Plan and the 2001 Plan. The plan under which a particular New Option will be granted will be the same plan under which the canceled option it replaces was originally granted. Each eligible employee who accepts the offer and who remains an eligible employee on the New Option Grant Date will receive three shares subject to a New Option for every five shares subject to an option tendered in the exchange, subject to adjustments for stock dividends, stock splits, reverse stock splits and other similar events.

As of March 21, 2003, options to purchase 19,595,340 shares of our common stock were outstanding under our 1996 Plan, options to purchase 1,730,514 such shares were outstanding under our 2000 Plan and options to purchase 3,765,299 such shares were outstanding under our 2001 Plan. As of that date, there were 11,448,098 shares of our common stock subject to Eligible Options and Required Options outstanding under these plans, representing approximately 9.9% of our total shares outstanding as of March 21, 2003. Assuming that all Eligible Options and Required Options are tendered for exchange, we would issue New Options to purchase 6,868,859 shares. The total shares underlying New Options that could be issued in the exchange would represent approximately 5.9% of our total shares outstanding as of March 21, 2003.

The New Options granted will vest as follows: twenty-five percent (25%) of each New Option will be immediately vested on the New Option Grant Date, and (i) for employees who have been continuously employed by the Company for two years or more as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/24 per month of continuous employment over the next two years following the New Option Grant Date, and (ii) for employees who have been employed by the Company for less than two years as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/36 per month of continuous employment over the next three years following the New Option Grant Date.

The exercise price per share under each New Option will be equal to the last reported sale price of our common stock reported by the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the New Option Grant Date. (See Appendix B for special pricing rules applicable in Italy and Malaysia.) The exercise price of your New Option may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise price of your Eligible Options or Required Options. The market price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options. Depending on the exercise price of your returned options and other factors, the New Options may be less valuable than the options you return for exchange. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the New Option Grant Date or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the offer.

Shares of Extreme Networks common stock are traded on the Nasdaq National Market under the symbol “EXTR.” On March 21, 2003, the closing price of our common stock reported on the Nasdaq National Market was $3.82 per share. Unless otherwise stated, all monetary denominations referred to in this offer are United States dollars.

THE OFFER

1.	Eligibility.

Employees are “eligible employees” if they are employees of Extreme Networks or one of our subsidiaries as of the date the offer commences and as of the date on which the tendered options are canceled; provided, however, that our executive officers, our sales executives who report directly to our Vice President, Worldwide Sales and members of our Board of Directors, are not eligible to participate in the offer. Employees who are on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence are eligible to participate in the offer. However, an employee who resigns or receives a “Notice of Termination” at any time before the Cancellation Date is not eligible to participate in the offer. An employee will have received a “Notice of Termination” if, at any time before the Cancellation Date, the employee has received a written notice that Extreme Networks or one of its subsidiaries intends to take the necessary steps to end the employee’s employment relationship or, in accordance with local laws, the employee has received an offer, filed or has agreed in writing to file a petition in a labor court or has entered into an agreement, in each case, to end the employee’s employment relationship with Extreme Networks or one of its subsidiaries.

In order to receive a New Option, you must remain an employee of Extreme Networks or one of its subsidiaries as of the date the New Options are granted, which will be at least six months and one day after the Expiration Date. If Extreme Networks does not extend the offer, the New Options will be granted on or promptly after October 23, 2003.

2.	Number of Options; Expiration Date.

In accordance with the terms and subject to the conditions of this offer, we will exchange for New Options granted under the 1996 Plan, the 2000 Plan or the 2001 Plan, all Eligible Options and all Required Options that are properly tendered and not validly withdrawn in accordance with Section 5 before 9:00 p.m., Pacific Time, on the Expiration Date. We will not accept the tender of less than all of an eligible employee’s Eligible Options or partial tenders of options for any portion less than all of the unexercised shares subject to an individual option. Therefore, you may tender all or none of the unexercised shares subject to all of your Eligible Options.

Eligible Options are all options held by current employees of Extreme Networks or our subsidiaries that are outstanding under the 1996 Plan, the 2000 Plan and the 2001 Plan and have an exercise price greater than $12.00 per share. If you tender your Eligible Options for exchange, you will be required to also tender all options that you received during the six-month period prior to the commencement of this offer. Since the offer commenced on March 25, 2003, if you participate in the offer, you will be required to tender all options granted to you after September 24, 2003. By exchanging your Eligible Options pursuant to the offer, you will automatically be deemed to have returned all of your options granted to you after September 24, 2002 for exchange and cancellation.

If you properly tender your Eligible Options and all of your Required Options for exchange and we accept such options for exchange, we will cancel such options and grant you New Options under the 1996 Plan, the 2000 Plan or the 2001 Plan pursuant to a New Option agreement. You will be entitled to receive, in exchange for each canceled option, a New Option for three shares for every five unexercised shares that were subject to the canceled option. If, between the Cancellation Date and the New Option Grant Date, we pay a stock dividend or effect a stock split, reverse stock split or similar change in our capital structure, we will make a proportionate adjustment in the number of shares subject to the New Option granted in replacement of each option canceled in the exchange.

The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date returned options are accepted for exchange and canceled. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which our shares are traded or quoted) on the date of grant, which is currently expected to be October 23, 2003. (See Appendix B for special pricing rules applicable in Italy and Malaysia.) The returned options which we accept for exchange pursuant to the offer will be canceled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those canceled options.

If, for any reason, you do not remain an employee of Extreme Networks or one of our subsidiaries through the date we grant the New Options or you receive a Notice of Termination before such date, you will not receive any New Options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you retire, quit, with or without a good reason, resign due to disability or die or we terminate your employment, with or without cause, prior to the date we grant the New Options, you will not receive anything for the options that you tendered and we canceled. Furthermore, your canceled options will not be reinstated.

The New Options granted will vest as follows: twenty-five percent (25%) of each New Option will be immediately vested on the New Option Grant Date, and (i) for employees who have been continuously employed by the Company for two years or more as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/24 per month of continuous employment over the next two years following the New Option Grant Date, and (ii) for employees who have been employed by the Company for less than two years as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/36 per month of continuous employment over the next three years following the New Option Grant Date.

The Expiration Date for this offer is 9:00 p.m., Pacific Time, on April 21, 2003, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the offer, as so extended, expires. See Section 16 (“Extension of Offer; Termination; Amendment”) of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of such action:

•	we increase or decrease the amount of consideration offered for the exchanged options;

•	we decrease the number of options eligible to be tendered in the offer;

•	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase; or

•	we extend or terminate the offer.

If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

We will also notify you of any other material change in the information contained in this Offer to Exchange.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a “trading day” means any business day on which a last sale price of our common stock is reported on the Nasdaq National Market (or other market or exchange on which our stock is quoted or traded).

3.	Purpose of the Offer.

We issued the options currently outstanding to:

•	provide our eligible employees with additional incentive and to promote the success of our business, and

•	encourage our eligible employees to continue their employment with us.

One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Extreme Networks. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe that these “underwater” options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for New Options that will have an exercise price at least equal to the market value of their underlying shares on their grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. However, since we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of our currently outstanding options. Because of the large number of “underwater” options currently outstanding, a grant of additional new options equal to the underwater options would have a severe negative impact on our dilution and outstanding shares. Furthermore, we have a limited pool of shares that we are allowed to issue under our employee stock plans without stockholder approval for additional shares, and we must therefore conserve our currently available plan shares for future new hires and on-going grants.

Considering the ever-present risks associated with a volatile and unpredictable stock market, and our industry in particular, there is no guarantee that the market price at the time of the New Option grant (and thus the exercise price of your own New Option) will be less than or equal to the exercise price of your existing option, or that your New Option will increase in value over time.

From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the New Options, our shares could increase (or decrease) in value, and the exercise price of the New Options could be higher (or lower) than the exercise price of options you elect to have canceled as part of this offer. As outlined in Section 9 (“Source and Amount of Consideration; Terms of New Options”) of this Offer to Exchange, the exercise price of any New Options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. You will be at risk of any such increase in our share price before the grant date of the New Options for these or any other reasons.

We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive New Options under this Offer to Exchange. If we were to terminate your right to receive New Options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. Subject to the foregoing, we presently have no plans or proposals that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our Company;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present Board of Directors or management, including a change in the number or term of directors; however we may fill our existing Board and officer vacancies, hire for new officer positions or change any executive officer’s material terms of employment (see Appendix A of this Offer to Exchange);

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j)	any changes in our certificate of incorporation, bylaws, other governing instruments or any actions that could impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.	Procedures for Tendering Options.

Proper Tender of Options.

To validly tender your options through the offer, you must, in accordance with the terms of the Online Election Form found on Extreme Networks’ internal website for this offer http://intranet.extremenetworks.com/optionexchange (in the form attached as Annex 1), and its accompanying instructions, properly (1) complete and submit the Online Election Form and (2) execute and deliver the Online Election Form to us via facsimile (fax number (408) 579-2699) or hand delivery, courier or mail to Megan Buckley, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051, along with any other required documents. We must receive all of the required documents before 9:00 p.m., Pacific Time, on the Expiration Date. The Expiration Date is April 21, 2003, unless we extend the offer.

If you do not deliver your Online Election Form via facsimile, mail, hand delivery or courier by the deadline, then you will not be able to participate in the option exchange, and all stock options currently held by you will remain unchanged at their original exercise price and under their original terms. If the offer is extended by us, you must deliver these documents before 9:00 p.m., Pacific Time, on the extended Expiration Date. We will not accept delivery of any Online Election Form via facsimile or by mail, hand delivery or courier, after expiration of the offer.

Except as described in the following sentences, an Online Election Form must be executed by the option holder who tendered the options exactly as the option holder’s name appears on the option agreement or agreements evidencing such options. If the option holder’s name has been legally changed since the signing of the option agreement, the option holder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of authority of such person to act in such a representative capacity must be indicated on the Online Election Form.

If you return for exchange your Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

Your delivery of the Online Election Form, and any other required documents, is at your own risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery. We intend to electronically confirm our receipt of your Online Election Form within two business days of receipt. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your Online Election Form.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options and all questions as to the number of shares subject to Eligible Options or Required Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer, subject to your right to withdraw from the offer prior to the Expiration Date. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. This agreement will survive your death or incapacity and all of your obligations pursuant to this offer will be binding upon your heirs, personal representatives, successors and assigns.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered Eligible Options and Required Options that have not been validly withdrawn.

5.	Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5. If your employment with us terminates prior to the Expiration Date, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable pursuant to your option agreement following your termination.

You may withdraw your tendered options at any time before 9:00 p.m., Pacific Time, on April 21, 2003. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date. We expect to accept and cancel all properly tendered Eligible Options and Required Options promptly on the Cancellation Date. However, if we have not accepted and canceled your properly tendered options by 9:00 p.m., Pacific Time, on May 19, 2003, you may withdraw your tendered options at any time after May 19, 2003.

To validly withdraw your tendered options, you must, in accordance with the terms of the Online Election Form, found on Extreme Networks’ internal website for this offer http://intranet.extremenetworks.com/optionexchange (in the form attached as Annex (1), and its accompanying instructions, properly 1) complete and submit via intranet the Online Election Form indicating your election to reject the offer and 2) execute and deliver the Online Election Form to us via facsimile (fax number (408) 579-2699) or hand delivery, courier or mail to Megan Buckley, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051, while you still have the right to withdraw your tendered options.

A properly completed, submitted, executed and delivered Online Election Form indicating your election to reject the Offer will result in the withdrawal from the offer of all of your tendered options. You may not submit such an Online Election Form to withdraw from the offer less than all of your tendered options (including both Eligible Options and Required Options) or only a portion of a particular tendered option. If you do not wish to withdraw all of your tendered options from the offer, you should not submit an Online Election Form indicating your election to reject the Offer. You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by delivering a properly completed and executed Online Election Form.

If you deliver a new Online Election Form that is properly signed and dated, it will replace any previously submitted Online Election Form from the Offer, which will be disregarded.

Except as described in the following sentences, an Online Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder’s name appears on the option agreement or agreements evidencing such options. If the option holder’s name has been legally changed since the signing of the option agreement, the option holder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Online Election Form.

Neither Extreme Networks nor any other person is obligated to give notice of any defects or irregularities in any Online Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Online Election Forms. Our determination of these matters will be final and binding.

The delivery of Online Election Forms, and any other required document, is at your own risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery. We intend to electronically confirm our receipt of any Online Election Form within two business days of receipt. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your Online Election Form.

6.	Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and subject to the conditions of the offer and promptly following the Expiration Date, we will accept for exchange and cancellation all options properly tendered and not validly withdrawn before the Expiration Date. Once the options are canceled, you will no longer have any rights with respect to those options. If your options are properly tendered and accepted for exchange, these options will be canceled as of the Cancellation Date, and you will be granted New Options on or promptly after the first trading day that is at least six months and one day after the Cancellation Date. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by April 21, 2003, the scheduled Expiration Date of the offer, and accepted for exchange and canceled on April 22, 2003, you will be granted New Options on or promptly after October 23, 2003. If we accept and cancel options properly tendered for exchange after April 22, 2003, or if we extend the date by which we must accept and cancel options properly elected for exchange, the period in which the New Options will be granted will be similarly delayed.

We will send a confirmation of our acceptance of the tender of your Eligible Options and Required Options promptly after the Expiration Date and will notify you if we reject your election to exchange your Eligible Options on or prior to the Expiration Date. Unless you are notified of a rejection, you may assume that, immediately following the Expiration Date, your properly executed and delivered Online Election Form and your tendered Eligible Options and Required Options have been accepted.

If we accept for exchange any of the options you tender in the offer, you will not be granted any other options, such as annual, bonus or promotion-related options, for which you otherwise may be eligible, before the grant date of the New Options, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been canceled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of our Board of Directors or Compensation Committee and subject to compliance with law and market prices for our stock prevailing at the time of the grant. On the other hand, if you do not return your Eligible Options for exchange in the offer, you may receive promotion, merit or other discretionary option grants for which you are approved prior to the date New Options are granted to others. As a result, participation in the offer may affect the grant date, price and vesting of any promotion, merit or other discretionary grants that may otherwise have been approved for you in the future.

If you return options for exchange, you will receive, in exchange for each Eligible Option and Required Option that you return and we accept for exchange and cancellation, a grant of a New Option for three shares for every five unexercised shares that were subject to the corresponding returned option, subject to proportionate adjustments for any stock dividends, stock splits, reverse stock splits and similar events. If, for any reason, you do not remain an employee of Extreme Networks or any of its subsidiaries through the date on which we grant the New Options, you will not receive any New Options or any other consideration in exchange for your tendered options which have been canceled pursuant to this offer.

All New Options will be granted under our 1996 Plan, our 2000 Plan or our 2001 Plan. We intend to grant each New Option under the same plan that the corresponding canceled option was granted. Each New Option will be subject to the terms and conditions of the applicable plan and an option agreement between you and Extreme Networks. The material terms of a New Option will not be affected by the particular Plan under which it is granted.

If your canceled options were incentive stock options, the New Options will be incentive stock options to the maximum extent they qualify as incentive stock options under current U.S. tax laws. One requirement for the New Options to qualify as incentive stock options is that the value of shares subject to options that become exercisable by the option holder for the first time in any calendar year cannot exceed $100,000, as determined using the fair market value of the shares on the option grant date. The excess value is deemed to be a nonstatutory stock option. It is possible that your New Options may exceed the $100,000 limit, and the excess portion will be granted as nonstatutory stock options, even if your tendered options were incentive stock options.

If you do not remain an employee of Extreme Networks or one of our subsidiaries from the date you return your options for exchange through the date we grant the New Options, you will not receive any New Options, or any other payment or consideration in exchange for your returned options that have been accepted for exchange and canceled, regardless of how or why your employment terminated. The offer does not change the “at-will” nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the New Options, for any reason with or without cause.

Partial Tenders.

We will not accept partial tenders of your Eligible Options or Required Options. If you elect to participate in this program, you must tender all of your outstanding Eligible Options, including the remaining portion of an option that you have partially exercised. You may not exchange less than all of the unexercised shares subject to a particular outstanding Eligible Option. In addition, if you tender your Eligible Options for exchange, you will be required to also tender all of your Required Options, which are options that were granted to you during the six-month period prior to the commencement of this offer. If you return your Eligible Options for exchange pursuant to the offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. The offer was commenced on March 25, 2003, which means that if you participate in the offer, you will be required to tender all options granted to you after September 24, 2002.

Consequences of Extreme Networks Being Acquired.

It is possible that, prior to the grant of New Options, we might effect or enter into an agreement for a merger or other similar transaction in which Extreme Networks is acquired by another company.

If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the Expiration Date, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if Extreme Networks is acquired prior to the Expiration Date, we reserve the right to withdraw the offer, in which case your old options and your rights under them will remain intact.

If there is a sale of all or substantially all of our assets or stock, or we merge with another company, after your tendered options are accepted for exchange and canceled but before the New Options are granted, our obligations in connection with the offer would not automatically be assumed by the acquiring company. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering option holders in theacquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted by the acquiring company in the event of such an acquisition. Therefore, it is possible that you could give up your Eligible Options and Required Options and not receive any New Options from the acquiring company.

If there is a sale of all or substantially all of our assets or stock, or we merge with another company, after your New Options have been granted, your New Options may be assumed or replaced with new options of the acquiring company. Any New Option that is neither assumed by the acquiring company or exercised as of the date of the acquisition will terminate as of the effective date of the acquisition.

We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive New Options under this Offer to Exchange. If we were to terminate your right to receive New Options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer might not receive options to purchase securities of the acquiring company or any other consideration for their tendered options.

Acceptance of Options Returned for Exchange.

For the purposes of the offer, we will be deemed to have accepted Eligible Options and Required Options that are validly returned for exchange and are not properly withdrawn when we give oral or written notice to the option holders that we have accepted the tendered options for exchange. We currently intend to provide such notice by e-mail or facsimile. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered options that are not validly withdrawn. When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options. We will send each participating option holder a notice indicating the number of option shares that we have accepted and canceled, the number of shares that will be subject to the New Options and the expected New Option Grant Date.

7.	Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after March 25, 2003, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

(a)

there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of New Options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Extreme Networks or our subsidiaries or materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer to Extreme Networks) the contemplated benefits of the offer to Extreme Networks, as described above in Section 3 (“Purpose of the Offer”);

(b)	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to Extreme Networks or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)	make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(ii)	delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

(iii)	materially impair (such as by increasing the accounting or other costs of the offer to Extreme Networks) the contemplated benefits we hope to receive as a result of the offer as described above in Section 3 (“Purpose of the Offer”); or

(iv)	materially and adversely affect Extreme Networks’ business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c)	there has occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any increase or decrease in the market price of the shares of our common stock to a price that is greater than 200% or less than 50%, as the case may be, of the closing sale price of our common stock on the date of this Offer to Exchange;

(vi)	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Extreme Networks or our subsidiaries or on the trading in our common stock that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(vii)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(viii)	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period prior to the close of business on April 21, 2003;

(d)	there has occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for Extreme Networks, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before March 25, 2003;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 25, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f)	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Extreme Networks or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to Extreme Networks or our subsidiaries or may materially impair the contemplated benefits of the offer to Extreme Networks.

The conditions to the offer are for Extreme Networks’ benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price Range of Our Common Stock Underlying the Options.

Since our initial public offering in April 1999, our common stock has been quoted on the Nasdaq National Market under the symbol “EXTR”. The following table shows the high and low sales prices per share of our common stock as reported by the Nasdaq National Market for each of the fiscal quarters indicated.

	High	Low
Fiscal 2000
First quarter	$42.25	$22.81
Second quarter	49.03	30.66
Third quarter	59.50	38.00
Fourth quarter	52.75	21.44
Fiscal 2001
First quarter	120.69	46.25
Second quarter	123.56	31.13
Third quarter	50.38	14.96
Fourth quarter	39.50	12.27
Fiscal 2002
First quarter	30.97	6.53
Second quarter	18.25	6.42
Third quarter	16.96	6.29
Fourth quarter	12.13	7.43
Fiscal 2003
First quarter	11.77	3.86
Second quarter	5.40	2.43

As of March 21, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $3.82 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, including semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until the trading date that is at least six months and one day after the date your returned options are accepted and canceled. The exercise price of the New Options will be the last reported sale price of our common stock reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your options canceled under this program. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your canceled options and other factors, your New Options may be less valuable than your canceled options.

9.	Source and Amount of Consideration; Terms of New Options.

Consideration.

The New Options will be issued under our 1996 Plan, our 2000 Plan or our 2001 Plan. We intend to grant each New Option under the same plan that the corresponding canceled option was granted. For each Eligible Option or Required Option that you return and that we accept for exchange, you will receive a New Option exercisable for three shares for each five shares that were subject to your returned option at the time it was canceled, subject to proportionate adjustments for any stock dividends, stock splits, reverse stock splits and similar events.

If we receive and accept for exchange all Eligible Options and Required Options outstanding as of March 21, 2003, we will grant New Options to purchase approximately 6,868,859 shares of our common stock. If all Eligible Options and Required Options are properly returned and accepted for exchange and canceled, the common stock issuable upon exercise of the New Options granted in exchange will equal approximately 5.9% of the total shares of our common stock outstanding as of March 21, 2003. The shares of common stock subject to returned options originally granted under the 1996 Plan, the 2000 Plan or the 2001 Plan that are accepted for exchange and canceled will, after such cancellation, be available for re-grant and reissuance under the 1996 Plan, the 2000 Plan or the 2001 Plan, respectively.

Terms of New Options.

All New Options will be issued under the 1996 Plan, the 2000 Plan or the 2001 Plan. For each New Option granted, Extreme Networks and the option holder will enter into a new stock option agreement. The terms and conditions of the New Options will vary from the terms and conditions of the options tendered for exchange in terms of the number of shares underlying such options, the exercise price of such options, the terms of vesting of such options and the termination date of such options. The following description of the New Options to be granted under the 1996 Plan, the 2000 Plan or the 2001 Plan (the “Plans”) is a summary of the material terms of the New Options, which will generally be the same regardless of the Plan under which a New Option is granted.

Important Note: The description below of the New Options is merely a summary and does not purport to be complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Plans and the forms of stock option agreement under the Plans. The complete Plan documents, as most recently amended, the forms of stock option agreement under the Plans and the prospectuses for the Plans may be obtained by contacting Megan Buckley, telephone (408) 579-2665 or email at exchange@extremenetworks.com. We will promptly furnish you copies of these documents at our expense.

In addition, please note that if you work outside the U.S., your new stock option agreement will contain additional provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the offer. Also, employees in Brazil and China will be required to use a cashless method of exercise in order to exercise their New Options, as discussed under “A Guide to Issues in Brazil” and “A Guide to Issues in China” in Appendix B. In addition, employees in Hong Kong must agree to not sell any shares acquired through the exercise of their New Options within six months of the New Option Grant Date, as described under “A Guide to Issues in Hong Kong” in Appendix B. For employees in Italy and Malaysia, the exercise price per share under each New Option may be different than the exercise price for employees in other countries. Please refer to “A Guide to Issues in Italy” and “A Guide to Issues in Malaysia” in Appendix B for more details.

General.

The 1996 Plan was adopted on September 3, 1996, the 2000 Plan was adopted on March 18, 2000 and the 2001 Plan was adopted on May 23, 2001. As of March 21, 2003, there were 11,781,525 shares, 2,246,386 shares and 234,454 shares of our common stock, respectively, available for issuance under the 1996 Plan, the 2000 Plan and the 2001 Plan. The 1996 Plan permits our Board of Directors or Compensation Committee to grant, on a discretionary basis, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options to eligible service providers. However, under our 2000 and 2001 Plans, only nonstatutory stock options may be granted, and executive officers and directors are generally not permitted to receive options under these Plans.

Administration.

The Plans and the options granted under them are administered by the Board of Directors or a duly appointed committee of the Board of Directors (the “Administrator”). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted and has the authority to construe, interpret and amend the Plans and any options.

Term.

Each New Option will have a term of ten years commencing on the New Option Grant Date.

Time of Exercise; Termination of Employment.

Generally, you may exercise the vested portion of a New Option at any time prior to the option’s expiration date. However, if your employment with us terminates, the time in which you may exercise the vested portion of your New Option will be reduced. If your employment with us terminates for any reason other than your death or disability, you may only exercise the vested portion of your New Option within 90 days following your termination date, but in any event no later than the option expiration date. If your employment with us terminates as a result of your disability or death, you, or the person who becomes entitled to exercise your option by reason of your death, may only exercise the vested portion of your New Option within 12 months following your termination date, but in any event no later than the option expiration date.

Vesting.

The New Options will vest as follows: twenty-five percent (25%) of each New Option will be immediately vested as of the New Option Grant Date, and (i) for employees who have been continuously employed by the Company for two years or more as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/24 per month of continuous employment over the next two years following the New Option Grant Date, and (ii) for employees who have been employed by the Company for less than two years as of March 3, 2003, the remaining seventy-five percent (75%) of each New Option will vest at a rate of 1/36 per month of continuous employment over the next three years following the New Option Grant.

Exercise Price.

The Administrator determines the exercise price at the time the option is granted. The exercise price per share for the New Options will be 100% of the fair market value of our common stock on the New Option Grant Date, which will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the New Option Grant Date. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of the options that are tendered. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

WE CANNOT GUARANTEE THAT THE NEW OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN ANY OR ALL ELIGIBLE OPTIONS AND REQUIRED OPTIONS YOU ELECT TO TENDER.

Payment of Exercise Price.

You may exercise your New Options, in whole or in part, by delivery to us of a written notice of exercise accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price are determined by the Board of Directors and generally include the following, subject to the right of the Company to restrict at any time the permissible forms of payment as set forth in the option agreement (the permissible methods also may be limited in certain countries outside of the United States):

•	cash or check;

•	by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to Extreme Networks of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option;

•	tender to Extreme Networks of shares of our common stock, which if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price; or

•	a combination of the foregoing methods.

Adjustments Upon Certain Events.

If there is a change in our capitalization, such as a stock dividend, stock split, reverse stock split or other similar event, an appropriate adjustment will be made to the exercise price of each option and the number of shares subject to each option.

If there is a “Transfer of Control” or “Change in Control,” whichever term is defined in the applicable Plan, your New Options may be assumed or replaced with new options of the acquiring company. If the acquiring company does not assume your New Option, it will terminate to the extent not exercised at the effective time of the transaction.

Registration of Option Shares.

All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of all New Options, have been registered under the Securities Act of 1933 on Registration Statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of ours, you will be able to sell Extreme Networks shares you acquire by exercising your New Option free of any transfer restrictions under applicable United States securities laws.

Tax Consequences.

If you are a U.S. employee, you should refer to Section 14 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the New Options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer. If you are an employee outside the United States, you should refer to Appendix B to this Offer to Exchange for a discussion of income tax consequences for employees in certain non-U.S. countries of the New Options and the options tendered for exchange. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

10.	Information Concerning Extreme Networks

We are incorporated in the State of Delaware. Our principal executive offices are located at 3585 Monroe Street, Santa Clara, California 95051, and our telephone number at that address is (408) 579-2800.

Extreme Networks, Inc., together with its subsidiaries, is a leading provider of network infrastructure equipment for corporate, government, education and health care enterprises and metropolitan service providers. We were established in 1996 to address the issues caused by slow and expensive legacy networks. We set out to change the industry by replacing complex software-based routers with simple, fast, highly intelligent, hardware-based switches. The broad acceptance of this innovative, simplified approach to networking has enabled us to become an industry leader. Our ultimate goal is to realize our technology vision of Ethernet Everywhere – a unifying network strategy that uses proven Ethernet technology to simplify each element of the network. We believe our Ethernet Everywhere vision is the foundation for a future of easily deployable, highly scalable, comprehensively managed, ubiquitous bandwidth for networks, applications and users.

The following table sets forth selected financial information for Extreme Networks. The selected historical statement of operations data for the fiscal years ended June 30, 2001 and 2002 and the selected historical balance sheet data as of June 30, 2001 and 2002 have been derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2002. The selected historical statement of operations data for the six months ended December 31, 2001 and 2002 and the selected historical balance sheet data as of December 31, 2002 have been derived from the unaudited financial statements included in our Quarterly

Report on Form 10-Q for the period ended December 31, 2002. The information presented below should be read together with the complete financial statements and the notes related thereto as well as the section of these reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have presented the following data in thousands, except per share data.

	Fiscal Years Ended June 30,		Six Months Ended
	2002	2001	12/31/02	12/31/01
	(in thousands, except per share amounts)
Net revenue	$441,609	$491,232	$190,785	$217,355
Cost of revenue	234,497	281,232	96,425	134,762
Sales, marketing and service	140,997	154,601	63,650	72,688
Research and development	61,490	57,876	27,927	31,015
General and administrative	26,922	25,789	13,664	14,087
Impairment of goodwill and purchased intangible assets	89,752	—	—	—
Amortization of deferred stock compensation	10,184	4,143	3,784	5,528
Purchased in-process research & development	—	30,142	—	—
Amortization of goodwill and purchased intangible assets	37,188	33,387	—	24,433
Restructuring and special charges	73,570	5,955	14,187	—
Property and equipment write-off	—	—	12,678	—
Total costs and expenses	674,600	593,125	232,315	282,513
Operating loss	(232,991)	(101,893)	(41,530)	(65,158)
Loss on investments	—	—	—	(6,000)
Other income (expense), net	(3,811)	10,342	1,870	4,123
Loss before income taxes	(236,802)	(91,551)	(39,660)	(67,035)
Benefit for income taxes	(52,840)	(22,668)	(15,190)	(20,375)
Net loss	(183,962)	(68,883)	(24,470)	(46,660)
Net loss per share—basic and diluted	$(1.63)	$(0.64)	$(0.22)	$(0.42)
Shares used in per share calculation—basic and diluted	112,925	108,353	113,409	112,317

	Fiscal Years Ended June 30,		As of December 31, 2002
	2002	2001
Consolidated Balance Sheets Data:
Cash and cash equivalents	$71,830	$87,722	$35,477
Short-term investments	$164,667	$69,374	$159,443
Working capital	$241,851	$211,432	$180,646
Marketable securities	$163,560	$34,406	$210,990
Total assets	$735,751	$666,348	$715,147
Long-term debt, deposit and capital lease obligations, net of current portion	$220,168	$266	$224,240
Total stockholders’ equity	$388,958	$548,762	$371,537
Ratio of earnings to fixed charges (1)	—	—	—

We had a book value per share of $3.20 on December 31, 2002.

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest. Earnings were inadequate to cover fixed charges in fiscal 2002, 2001, and for the six months ended December 31, 2002.

11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer to Exchange as Appendix A. Please see our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on October 18, 2002, for information concerning the amount of our securities beneficially owned by our executive officers and directors as of August 30, 2002. As of March 21, 2003, our executive officers and directors (eleven persons) as a group beneficially owned options outstanding under our employee benefit plans to purchase a total of 7,640,000 shares of our common stock, which represented approximately 29.95% of the shares subject to all options to purchase our common stock outstanding under our employee benefit plans as of that date. The options to purchase our shares owned by members of our Board of Directors, our executive officers and our sales executives who report directly to our Vice President, Worldwide Sales, are not eligible to be tendered in the offer.

The following table sets forth information, as of March 21, 2003, with respect to the ownership of options to purchase our common stock by each director, each of our executive officers and all of the directors and executive officers as a group. The percentages in the table below are based on a total of 25,509,229 shares of our common stock subject to outstanding stock options as of March 21, 2003.

Name	Shares Subject to Options Outstanding	Percentage of Total Options Owned
Gordon Stitt	2,030,000	8.0%
Herb Schneider	1,105,000	4.3%
Stephen Haddock	1,105,000	4.3%
Harold Covert	1,150,000	4.5%
Alexander Gray	500,000	2.0%
Christopher Todd	850,000	3.3%
Promod Haque	125,000	0.5%
Charles Carinalli	425,000	1.7%
Lawrence K. Orr	125,000	0.5%
Peter Wolken	125,000	0.5%
Kenneth Levy	100,000	0.4%
All executive officers and directors as a group (11 persons)	7,640,000	39.95%

The following is, to the best of our knowledge, the only transaction that we, our executive officers, directors, affiliates or subsidiaries effected in options to purchase Extreme Networks common stock or in shares of Extreme Networks common stock during the 60 days prior to March 25, 2003:

•	On February 7, 2003, the spouse of Stephen Haddock sold 10,000 shares of our common stock.

The following describes certain agreements involving Extreme Networks securities.

Convertible Subordinated Notes

In December 2001, we sold $200 million aggregate principal amount of 3.5% convertible subordinated notes due December 1, 2006. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $20.96 per share, or approximately 47.7213 shares per $1,000 principal amount of the notes. The conversion price is subject to adjustment. The notes are subordinated to all of our existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The Company may redeem the notes, in whole or in part, at any time on or after December 5, 2004 up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest.

12.	Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

Options granted under the 1996 Plan, the 2000 Plan or the 2001 Plan that we acquire through the offer will be canceled, and the shares subject to those options will be returned to the pool of shares available for the grant of New Options under the 1996 Plan, the 2000 Plan or the 2001 Plan, as the case may be.

We believe that we will not incur any compensation expense for financial reporting purposes, as determined under generally accepted accounting principles, solely as a result of the transactions contemplated by the offer because:

•	an eligible employee who tenders any option for exchange must tender all options granted to that employee during the six month period prior to the date this offer commenced;

•	we will not grant any New Options until a trading day that is at least six months and one day after the date that we cancel options tendered and accepted by us for exchange; and

•	the exercise price of all New Options will equal the market price of the shares of common stock on the date we grant the New Options.

We may incur compensation expense, however, if we grant any options to any tendering option holder before the first day that is at least six months and one day after the date we cancel the Eligible Options and Required Options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the options holder’s tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period and thereafter until the options are exercised, canceled or expire based on increases or decreases in the market value of the shares subject to the newly granted options.

13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Options during the period beginning on the day that is six months and one day from the date that we cancel the options accepted for exchange, when we currently expect to grant the New Options, and continuing thereafter, we will not grant any New Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any New Options, and you will not receive any other consideration for the options you tendered.

14.	Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult your own tax advisor to discuss the consequences to you of participating in the offer.

Option holders who exchange outstanding options for New Options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

The following discussion regarding incentive stock options is presented to help Eligible Employees compare the different tax consequences of incentive stock options and nonstatutory stock options.

Federal Income Tax Treatment of Incentive Stock Options.

Under current law, an option holder will not realize taxable income upon receiving the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income for regular tax purposes upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares purchased, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the shares. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells or otherwise disposes of the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted, and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of those shares will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised over the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income to the option holder at the time of the disposition. Any gain in excess of that amount will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. If a loss is recognized, the option holder will have no ordinary income as a result of the disqualifying disposition, and the loss will be a capital loss.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

You should note that there is a risk that any incentive stock option you hold may be affected, even if you do not participate in the option exchange program. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

However, the IRS may characterize the option exchange program as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of the incentive stock options eligible for exchange. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain its opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our option exchange program constitutes a “modification” of incentive stock options that can be tendered. A successful assertion by the IRS of this position could, in some cases, cause an option to cease to qualify as an incentive stock option. In other cases, such a successful assertion by the IRS could extend the option’s holding period necessary to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

If you tender incentive stock options and those options are accepted for exchange, the New Options that you are granted will be incentive stock options to the maximum extent they qualify as incentive stock options under U.S. tax laws on the date of the grant. One requirement for the New Options to qualify as incentive stock options is that the value of shares subject to options that become exercisable by the option holder for the first time in any calendar year cannot exceed $100,000, as determined using the fair market value of the shares on the option grant date. The excess value is deemed to be a nonstatutory stock option. It is possible that your New Options may exceed the $100,000 limit. In that case, the excess portion will be granted as nonstatutory stock options, even if your tendered options were incentive stock options. While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding “Federal Income Tax Treatment of Nonstatutory Stock Options,” because your New Options may not be incentive stock options and may be subject to different tax treatment than your Eligible Options.

Federal Income Tax Treatment of Nonstatutory Stock Options.

Under current law, an option holder will not realize taxable income upon receiving the grant of an option that is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises a nonstatutory stock option, the difference between the exercise price of the shares purchased and their fair market value on the date of exercise will be treated as compensation taxable as ordinary income to the option holder.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder if we comply with applicable reporting requirements.

The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term if you held the shares for more than one year following exercise of the option.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.	Terms of the Offer Specific to Eligible Participants Employed Outside of the United States.

If you are eligible to participate in the offer and are employed outside of the United States, you are subject to the terms of this offer as described herein. International employees should refer to Appendix B (“Guide to

International Issues”) to this Offer to Exchange for a discussion of the tax and other consequences of accepting or rejecting the offer under various foreign laws. If you are an employee who is a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this offer, you may be liable for tax and social insurance contributions on the New Options or the shares upon exercise of those options. In addition, you may have exchange control reporting obligations. General summaries of the tax and other legal implications of participating in the offer for employees outside of the United States can be found in Appendix B of this Offer to Exchange. However, these tax discussions are general in nature and are necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore strongly recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the offer.

If you are eligible for the offer because you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance contribution consequences which may apply to you. Again, you should consult your own tax advisor to discuss these consequences.

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 (“Conditions of the Offer”) of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of these actions:

•	we increase or decrease the amount of consideration offered for the exchanged options;

•	we decrease the number of options eligible to be exchanged in the offer;

•	we increase the number of options eligible to be exchanged in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase; or

•	we extend or terminate the offer.

If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 16, we will extend the offer so that the offer is open at least ten business days after we give notice of the change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

18.	Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1.	our annual report on Form 10-K for our fiscal year ended June 30, 2002, filed with the SEC on September 30, 2002;

2.	our quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2002, filed with the SEC on November 12, 2002;

3.	our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2002 filed with the SEC on February 11, 2003;
4.	our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on October 18, 2002;

5.	our Form S-8 registration statements registering shares to be issued under the 1996 Plan filed with the SEC on July 26, 1999 (SEC file number 333-83729), January 25, 2001 (SEC file number 333-54278) and January 16, 2002 (SEC file number 333-76798), under the 2000 Plan on January 25, 2001 (SEC file number 333-54278) or under the 2001 Plan filed with the SEC on July 23, 2001 (SEC file number 333-65636); and

6.	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 15, 1999 (SEC file number 000-25711).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “EXTR” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to Megan Buckley, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051, or telephoning at (408) 579-2665 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Extreme Networks should be read together with the information contained in the documents to which we have referred you.

19.	Miscellaneous.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to Extreme Networks or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on September 30, 2002 and our quarterly reports on Form 10-Q filed on November 12, 2002 and February 11, 2003, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, the following:

•	We are not profitable and we cannot assure you that we will be profitable in the future.

•	A number of factors could cause our quarterly financial results to be worse than expected, resulting in a decline in our stock price.

•	Intense competition in the market for networking equipment could prevent us from increasing revenue and returning to profitability.

•	If our products contain undetected software or hardware errors, we could incur significant unexpected expenses and lose sales.

•	We depend upon international sales for a significant portion of our revenue and our ability to grow our international sales depends on successfully expanding our international operations.

•	We expect the average selling prices of our products to decrease, which may reduce gross margin or revenue.

•	Some of our customers may not have the resources to pay for our products as a result of the current economic environment.

•	The market in which we compete is subject to rapid technological progress and to compete we must continually introduce new products that achieve broad market acceptance.

•	Our limited ability to protect our intellectual property and defend against claims may adversely affect our ability to compete.

•	We may become engaged in litigation regarding intellectual property rights, and an adverse outcome could harm our business and require us to incur significant costs.

•	Adjustments to the size of our operations may require us to incur unanticipated costs.

•	Delays in the implementation of new management information systems may cause a significant burden on our operations.

•	We must continue to develop and increase the productivity of our indirect distribution channels to increase net revenue and improve our operating results.

•	Most of our revenue is derived from sales of three product families, so we are dependent on widespread market acceptance of these products.

•	Future performance will depend on the introduction and acceptance of new products.

•	If a key reseller, distributor, or other significant customer cancels or delays a large purchase, our net revenue may decline and the price of our stock may fall.

•	The sales cycle for our products is long and we may incur substantial non-recoverable expenses or devote significant resources to sales that do not occur when anticipated.

•	We purchase several key components for products from single or limited sources and could lose sales if these suppliers fail to meet our needs.

•	Our dependence on contract manufacturers for substantially all of our manufacturing requirements could harm our operating results.

•	Future changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

•	Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

•	We have been named as a defendant in a shareholder class action lawsuit arising out of our public offerings of securities in 1999. If we do not prevail in this lawsuit, our business may suffer.

•	We and manufacturers of our products rely on a continuous supply of power to conduct operations, and an energy crisis could disrupt our business and increase our expenses.

•	Our headquarters are located in Northern California and certain of our contract manufacturers are located where disasters may occur that could disrupt our operations and harm our business.

•	If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business or achieve our goals.

•	Our products must comply with evolving industry standards and complex government regulations or else our products may not be widely accepted, which may prevent us from growing our net revenue or achieving profitability.

•	Failure to successfully expand our sales and support teams or educate them in regard to technologies and our product families may harm our operating results.

•	We may engage in future acquisitions that dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

•	We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our net revenue and prevent us from achieving profitability.

•	We significantly increased our leverage as a result of the sale of convertible subordinated notes.

•	We have entered into long-term lease agreements for several facilities that are currently vacant and may be difficult to sublease due to current real estate market conditions.

•	Our stock price has been volatile in the past and our stock price and the price of the notes may significantly fluctuate in the future.

•	Securities we issue to fund our operations could dilute your ownership.

•	Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of our common stock.

For a complete description of these risks, please see the SEC filings referred to in Section 18 (“Additional Information”) of this Offer to Exchange.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ANNOUNCEMENT FROM GORDON STITT DATED MARCH 25, 2003 AND THE ONLINE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

March 25, 2003	EXTREME NETWORKS

APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF EXTREME NETWORKS, INC.

The directors and executive officers of Extreme Networks and their positions and offices as of March 25, 2003, are set forth in the following table:

Name	Position
Gordon Stitt	President, Chief Executive Officer and Chairman
Harold L. Covert	Vice President, Chief Financial Officer and Secretary
Alexander Gray	Chief Operating Officer
Steve Haddock	Chief Technical Officer
Herb Schneider	Vice President, Engineering
Chris Todd	Vice President, Worldwide Sales
Charles Carinalli	Director
Promod Haque	Director
Ken Levy	Director
Lawrence Orr	Director
Peter Wolken	Director

The address of each director and executive officer is: c/o Extreme Networks, 3585 Monroe Street, Santa Clara, California 95051.

Executive officers are those persons defined as “officers” for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended.

APPENDIX B

GUIDE TO INTERNATIONAL ISSUES

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Australia

This supplement has been prepared to provide employees in Australia with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

The voluntary relinquishment (i.e., the cancellation) of the eligible outstanding options in exchange for the right to receive new options will give rise to taxation. The cancellation of existing options will be considered a relinquishment of your existing options in exchange for the right to receive new options. Therefore, you may be taxed in relation to both of the following: (1) the cancellation of the existing options; and (2) the grant of the right to receive new options. Please note that the amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.

Tax on Cancellation of Existing Option: The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the canceled options. Please see below for further details.

If You Did Not Make an Election: If you did not make an election to be taxed in the income year of grant of the canceled options, you will be subject to tax on the market value (as defined under Australian tax law) of the canceled options on the cancellation date at your marginal rate of tax. Because the exercise price of the canceled options will likely exceed the current market value of the underlying shares at the time of the cancellation, the market value of the canceled options will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the exercise price of the option and the remaining exercise period. In accordance with the statutory formula, the market value of the canceled options will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the original option exercise price.

If You Made an Election: If you made an election to be taxed in the income year of the grant of canceled options, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the canceled options at the time of the cancellation1 and the market value of the canceled options at the time of the grant. If, at the time of the cancellation of existing options, you have held the existing options for at least one year prior to the cancellation, you will only be subject to capital gains tax on 50% of your capital gain. If you have not held the existing options for at least one year, you will be subject to capital gains tax on all of your capital gain.

[1]	Please note that the market value of the canceled options is the price at which an arm’s length purchaser would be willing to acquire the canceled options. While there is no requirement to apply the statutory formula to determine the market value of the canceled options under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder.

If the market value of the canceled options at the time of cancellation is less than the market value of the canceled options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Tax on Grant of New Right: When your existing options are canceled, you will receive the right to a future grant of new options (provided certain conditions are met) (the “New Right”). The acquisition of the New Right will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the acquisition of the New Right, but you can elect to pay tax either at the time you acquire the New Right or at a later date. The tax consequences under the two alternatives are detailed below.

If you Make an Election: If you make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income in the income year in which your eligible outstanding options are canceled. The amount included in your assessable income will be the market value of the New Right at the time of grant less the market value of the canceled options at the time of cancellation.

Note that if you make an election, then it will cover each right, option and share in Extreme Networks that you acquire during the income year.

If you Do Not Make an Election: If you do not make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right (“Alternative Assessment Time”):

(i)	when you dispose of the new options acquired pursuant to the New Right (other than by exercising them);

(ii)	when your employment with Extreme Networks (or its affiliates) ceases;

(iii)	when the new options acquired pursuant to the New Right are exercised; and

(iv)	when the new options acquired pursuant to the New Right expire (subject to a 10 year limit).

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

(i)	where you dispose of the new options (or the shares acquired as a result of exercising the new option) in an arm’s length transaction within 30 days after the Alternative Assessment Time – the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right[2] (reduced by the exercise price of the new options, if the new options have been exercised); or

(ii)	in any other case—the market value of the New Right or new options (or the shares acquired as a result of exercising the new options) at the Alternative Assessment Time less the consideration paid to acquire the New Right[3] (reduced by the exercise price of the new options, if the new options have been exercised).

No Benefit Where New Right Lost: If you lose the benefit of the New Right before you are able to exercise the new options granted pursuant to the New Right (e.g., you cease working for Extreme Networks or its affiliates before you exercise the new options), you will be deemed to have never acquired the New Right. In that case, no amount needs to be included in your assessable income in relation to the acquisition

[2]	Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible outstanding options as of the date they were canceled.

[3]	Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible outstanding options as of the date they were canceled.

of the New Right. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right. In addition, you may also be entitled to a capital loss equal to amount that you paid tax on as a result of the cancellation of existing options.

Grant of New Options

When your new options are granted to you, you will not be subject to tax.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you sell the shares. Provided you sell the shares in an arm’s length transaction, the gain will be calculated as the difference between the sale proceeds and the fair market value (as defined under Australian law) of the shares at exercise. If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax. If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the fair market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Withholding and Reporting

Your employer is not required to withhold taxes with respect to the exchange, the issuance or sale of shares. You will be responsible for reporting and paying any taxes arising due to the exchange, the grant of new options, the exercise of new options or the sale of shares, including income tax and Medicare levy and surcharge (if applicable).

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Belgium

This supplement has been prepared to provide employees in Belgium with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will be subject to tax when the new option is granted to you. Assuming that the new options are not exercised before three full calendar years after the “offer” date and you sign an undertaking to that effect, the options will be considered as “qualifying.” The taxable amount for qualifying options is determined as follows: 7.5% of the value of the shares on the date of “offer,” plus, for options that are exercisable for more than five years from the date of offer, an additional 0.5% per year or portion of a year after five. In addition, the taxable amount is increased by the amount by which the options are in the money on the date of the offer. If you exercise your options before the lapse of the three year period, the taxable amount will be twice the percentage of the value of the underlying shares on the date of the offer that would have applied had you not exercised within this period, plus the amount by which the options are in the money on the date of the offer.

The date of your “offer” will be the date on which you receive written materials describing the terms and conditions of your new option grant. The offer date will be no earlier than six months and one day after cancellation of existing options. Under current tax law, you will have 60 days after the date of the offer to accept your new options and if you do not specifically accept your new options within 60 days of the offer, they will be deemed rejected. If your option is deemed rejected, you will not be entitled to retain any rights to your new option.

You will not be entitled to a refund or tax credit for tax paid on canceled options.

Exercise of New Option

When you exercise the new option, you will not be subject to tax.

Sale of Shares

You will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions at the time of grant, exercise or sale. However, your employer will report the taxable amount in the 281.10 salary form in the year of the offer, a copy of which will be given to you. It is your responsibility to report and pay any taxes resulting from the grant or exercise of your options.

Finally, you may be required to report any security or bank account you hold outside of Belgium on your annual tax return.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Brazil

This supplement has been prepared to provide employees in Brazil with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be restricted to a cashless method of exercise as described in the Exchange Control Information section below. As a result, you will be taxed on the shares sold immediately following exercise. If you use the cashless-sell all method of exercise, you will be taxed on the entire gain, that is, the sale proceeds less the total exercise price (subject to the exempt amount described below). If you use the cashless-sell to cover method of exercise, you will only be taxed on the gain on shares sold to cover the option cost (i.e., the exercise price, any broker fees and any applicable taxes).

These gains will be subject to capital gains tax unless the gross proceeds (not just the gain) from shares sold in that month do not exceed the exempt amount which is R$20,000 for 2003 (in combination with other shares sold for the month).

You will not be subject to social insurance contributions upon exercise of your new option.

Sale of Shares

If you exercise using the cashless-sell to cover method of exercise, you will hold some of the shares purchased at exercise. When you sell these shares, you will be subject to capital gains tax on the difference between the sale proceeds and the exercise price, unless the gross proceeds of the shares sold in that month do not exceed the exempt amount, which is R$20,000 for 2003. If the R$20,000 is exceeded for the relevant month, the entire gain is subject to tax (not just the amount exceeding R$20,000). You may be exempt from capital gains tax if the amount of the shares sold in the month of sale (in combination with other shares sold for the month) does not exceed R$20,000.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions at the time of the exchange, the grant, the exercise of your new option or the subsequent sale of shares. It is your responsibility to report and pay all applicable taxes.

By electing to participate in the exchange, you agree that you will comply with Brazilian law when you exercise your new options and sell the shares. You also agree to report and pay any and all taxes associated with the exercise of the options, the sale of shares purchased pursuant to the exercise of the new option and the receipt of dividends.

Exchange Control Information

Due to exchange control restrictions in Brazil, for new options granted to you, your exercise methods will be limited to a cashless method of exercise. Pursuant to a cashless-sell all exercise, you will authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes to you in cash. Pursuant to a cashless-sell to cover exercise, you will authorize the stockbroker to sell only enough shares that you are entitled to at exercise to cover the exercise price, brokers’ fees and any applicable taxes and to remit the remaining shares to you.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Canada

This supplement has been prepared to provide employees in Canada with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. It is based on Canadian federal tax law. Different tax consequences may be applicable under provincial law. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

The tax treatment as a result of the exchange of an eligible outstanding option for a new option is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of eligible outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. Based on draft amendments to the Income Tax Act proposed to be implemented later this year, it is our understanding that the tax authorities would view the transaction as described in (i).

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new options you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income. Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from your taxable amount. You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Under current law, if CCRA treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above), the one-half exemption and the deferral is not available. However, according to the draft amendments to the Income Tax Act, if CCRA treats the transaction as a continuation of the existing option (i.e., a tax neutral exchange described in alternative (i) in the section above), the one-half exemption and the deferral will be available.

You will not be subject to social insurance contributions on the amount of the taxable benefit.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Extreme Networks which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of new option or the sale of shares. You will be responsible for paying all tax and any applicable social insurance contributions. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Securities Information

You are permitted to sell shares acquired upon exercise of the new option through the designated broker appointed by Extreme Networks, if any, provided the resale of shares takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Chile

This supplement has been prepared to provide employees in Chile with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option. However, this result is not certain. Please consult your tax advisor to confirm the tax treatment of the exchange.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new options using cash, you likely will not be subject to tax.

If you use the cashless sell-to-cover method of exercise, some of the shares acquired upon exercise will be sold immediately to cover the option price. As a result, you will be subject to tax on the difference between the sale price and the option price of the shares sold.

If you use the cashless sell-all method of exercise, all shares acquired upon exercise will be sold immediately. Therefore, you will be subject to tax on the entire gain, that is, the difference between the sale price and the option price.

Sale of Shares

If you acquire shares upon exercise, you will be subject to (i) First Category Tax and (ii) Surtax when you subsequently sell the shares. If you use the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) to purchase currency and remit funds to exercise your options, you will be taxed on the difference between the sale price and the option price, adjusted for inflation (provided you have registered the investment with the Chilean Internal Revenue Service). If you don’t use the Formal Exchange Market (e.g., amounts remitted are less than US$10,000 or the cashless exercise method is used), there is a slight risk that you may be subject to tax on the entire sale proceeds.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions at the time of exercise or sale. It is your responsibility to report and register your investment and to pay any taxes resulting from the exercise of your new options or the sale of your shares

Exchange Control Information

You are personally responsible for complying with the Chilean exchange control requirements and reporting obligations. If you plan to transfer funds in excess of US$10,000 to exercise your new option and purchase shares of Extreme Networks, you likely will need to comply with the obligations of the Formal Exchange Market. It is also your responsibility to prepare the necessary affidavit or other document for filing with the Chilean Servicios de Impuestos Internos to obtain evidence, for tax purposes, of the acquisition costs of the Extreme Networks shares and to be entitled to a credit for any foreign withholding taxes paid abroad. Due to the complexity of these requirements, it is recommended that you seek professional advice to determine the necessary actions that must be taken to be in compliance with the Chilean foreign exchange requirements and reporting obligations. Extreme Networks will not be responsible for your failure to comply with the law.

If you exercise your new options by means of a cashless exercise, it may not be deemed an international exchange transaction because there is no remittance of funds out of Chile. Accordingly, the exchange control obligation to conduct investments through the Formal Exchange Market does not apply. However, should the value of funds remitted through a cashless exercise exceed US$10,000, you will have to report directly to the Central Bank the disposition of funds abroad within 10 days of the day on which the funds were made available abroad. This exchange control restriction applies to the disposition of funds held or made available outside of Chile in excess of US$10,000 if those funds are used: (i) to make an investment; (ii) to provide credit; and/or (iii) to make a deposit.

If the Formal Exchange Market is not used, you should have a copy of your stock option agreement notarized by a notary public in Chile (“Protocolizar”). You should keep this notarized document in the event the Chilean tax authorities request evidence regarding the grant date and option price of the options.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in China

This supplement has been prepared to provide employees in China with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

Due to legal restrictions in China, you will not be permitted to obtain shares upon exercise of your new options. Instead, you must use the cashless-sell all method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash.

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date you exercise your option and the option price. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

Your employer will be required to withhold and report for income tax and social insurance purposes when you exercise your new option. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Denmark

This supplement has been prepared to provide employees in Denmark with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You likely will be subject to tax as a result of the exchange of an eligible outstanding option for a new option because it will be considered a disposal of the existing options. The taxable amount will be the value of the new option less the amount you paid for the existing option (which will be zero). The value of the new options will be calculated in accordance with a statutory formula. Please consult your tax advisor to determine your taxable amount.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. It is not clear whether you will be entitled to a credit/reduction for tax paid as a result of the option exchange, if any.

Sale of Shares

If you acquire shares at exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you hold the shares for fewer than three years, your gain will be taxed as investment income. Losses may be deducted from gains on shares held for fewer than three years. If you hold the shares for three years or more, the gain is tax-free, provided the fair market value of your total portfolio of quoted shares for the three years preceding the sale has not exceeded a specified amount, which is set at DKK125,100 (or DKK250,100 for married couples) for 2003. If the threshold is exceeded, the gain is taxed as share income. Share income, which does not exceed DKK39,700 per year (or DKK79,400 for married couples) for 2003 is taxed at a rate of 28%; share income exceeding the threshold is taxed at a rate of 43%. Losses may be deducted from gains on quoted shares held for three years or more.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions as a result of the exchange transaction, the grant of new options, the exercise of new options or the sale of shares. However, your employer is required to report the taxable amount at the time of the exchange and the subsequent exercise of the options to the Danish tax administration. It is your responsibility to pay any taxes (including social insurance contributions) resulting from the exchange transaction, the grant of new options, the exercise of the new options or the sale of shares.

Exchange Control Information

If you make or receive payments in excess of DKK250,000 (a per transaction limit), the transaction should be reported to the Danish National Bank. If you instruct a local bank to transfer an amount in excess of DKK250,000 to a foreign recipient, the local bank will request that you inform it of the reason for the transfer; it will then submit the relevant information to the Danish National Bank on your behalf. If you transfer in excess of DKK250,000 to a local bank (e.g., as a result of the sale of shares), the local bank similarly will request certain information regarding the transaction from you; it will then submit the relevant information to the Danish National Bank on your behalf. Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.

If you establish a “safety-deposit account” (i.e., an account holding shares) or a “deposit account” (i.e., an account holding cash) abroad, you must report the account to the Danish National Bank. The form which should be used in this respect can be obtained from your local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Securities/Tax Information

You may hold shares acquired through the exchange in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Form K (Erklaering K) with the Danish Tax Administration. Both you and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.erhverv.toldskat.dk/blanketter/49021.pdf.

If you use the cashless-sell all method of exercise, you are not required to file a Form V because you will not hold any shares. However if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Finland

This supplement has been prepared to provide employees in Finland with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will likely be subject to income tax at the normal marginal rates on the difference between the fair market value of the shares on the date of exercise and the option price. In addition, you will be subject to social insurance contributions on the same amount.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the asset and other costs in connection with the gain; or (2) 20% of the sale proceeds (50% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to claim a capital loss for this difference.

Wealth Tax

You may be subject to a wealth tax on your new option, if the amount of your wealth exceeds the annual threshold of €185,000. The option value is calculated as the value of the underlying shares on the last day of the year minus the option price. This amount is multiplied by 70% to determine the amount includable in your wealth calculation.

Withholding and Reporting

Your employer is required to report and withhold income tax and social insurance contributions at exercise. You must report the exercise of the new option and the sale of shares on your tax return. You will be responsible for paying any difference between the actual tax and the amount withheld.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in France

This supplement has been prepared to provide employees in France with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of eligible outstanding options for new options.

Nature of New Option

Your new options will be non-French qualified, just like your outstanding options.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to income tax and social insurance contributions on the difference between the fair market value of the underlying shares at exercise and the exercise price when you exercise your new option.

Sale of Shares

When you sell your shares acquired at exercise, if any, you will be subject to capital gains tax, which currently is charged at the rate of 26% (i.e., 16% income tax, a 7.5% CSG contribution (the general social insurance obligation), a 0.5% CRDS contribution (the contribution for the reimbursement of social insurance debt) and a 2% special tax). The gain subject to tax will be calculated as the difference between the sale proceeds and the fair market value of the shares at exercise. These taxes apply only if the aggregate gross proceeds from the sale of shares that you receive during a calendar year period exceed an indexed amount, which is set at €15,000 for 2003.

If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will be permitted to recognize a capital loss in the amount of this difference. This capital loss can be offset against the spread at exercise and the excess against the capital gain of same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kinds of income.

Withholding and Reporting

Your employer is not required to withhold for income taxes at the time of exercise nor at the time the shares are sold. Your employer will report the spread at exercise on your pay slip for the month in which the exercise occurs. Your employer will withhold for social insurance contributions at the time of exercise. It is your responsibility to report and pay all other applicable taxes.

Exchange Control Information

You may hold shares acquired at exercise, if any, outside France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds a specified level, currently €7,600.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Germany

This supplement has been prepared to provide employees in Germany with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of Extreme Networks’ stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). However, for sales after 2002, proposed legislation in Germany may require you to pay tax upon any gain realized from the sale of shares (calculated as the sale proceeds less the fair market value of the underlying shares at exercise), regardless of your ownership of Extreme Networks’ stated capital, how long you owned the shares or the capacity in which they are held. According to the draft bill, a special flat tax rate of 15% may apply to capital gains if certain conditions are met (including holding the shares for at least 12 months). It is still uncertain whether these provisions will become law. Please contact your tax advisor for information on the current status of the tax laws.

If you are subject to tax upon sale of the shares, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of Extreme Networks shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must also report your holdings in a foreign company (e.g., Extreme Networks) on an annual basis, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Extreme Networks.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Hong Kong

This supplement has been prepared to provide employees in Hong Kong with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold salaries tax when you exercise the new option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

Securities Information

The proposed option exchange is not a public offer and is available only to employees of Extreme Networks with eligible outstanding options.

Terms of New Grant

If you exercise your new option prior to six months after the new grant date, you must agree not to dispose of any shares acquired through exercise prior to six months after the new grant.

In the event that you die prior to six months after the new grant date, your legal representative or designated beneficiary will be entitled to exercise the new option, as set forth in your option agreement, provided that such representative/beneficiary executes an undertaking satisfactory to Extreme Networks, Inc. not to sell the shares acquired through exercise of the new option prior to six months after the date of the new grant.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Italy

This supplement has been prepared to provide employees in Italy with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option. However, if you participate in the option exchange, your new options will be subject to different terms as described below under Terms of New Grant. The tax consequences of your eligible outstanding options may be different than your new options. Thus, please consult your tax advisor before deciding to participate in the exchange.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You should not be subject to tax when you exercise the new option because the exercise price will be the higher of: (1) the fair market value as defined by the applicable stock option plan at the time of the new grant; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new grant date) at the time of the new grant.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will likely be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5%.

You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above in the Sale of Shares.

Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions at the time of the exchange, the grant, the exercise of your option or the subsequent sale of shares. It is your responsibility to report and pay all applicable taxes resulting from the sale of shares.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. Exchange control reporting is also required if you have any foreign investment (including stock) held outside Italy in excess of €12,500. The reporting must be done on your individual tax return.

Terms of New Grant

The exercise price for the new options will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new exercise price will be the higher of (1) the fair market value as defined by the applicable stock option plan at the time of the new grant; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new grant date) at the time of the new grant. Because the exercise price will be determined under this formula, the exercise price for new options may be higher for employees in Italy than for other employees.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Japan

This supplement has been prepared to provide employees in Japan with a summary of the tax and certain legal consequences of the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees for the right to receive a subsequent grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the program to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Cancellation of Eligible Outstanding Options and Subsequent Grant of New Options

It is possible that you will be subject to income tax as a result of the cancellation of an eligible outstanding option for the right to receive a subsequent grant of a new option, although this result is not certain. Please consult your tax advisor to confirm the tax treatment.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. This gain likely will be treated as “remuneration income” (although the proper income classification is currently being litigated in the Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. As of January 1, 2003, the tax rate on net capital gains for certain listed shares (including those listed on a foreign stock market) is 20% if they are sold through a securities broker licensed in Japan. Additional favorable capital gain tax treatment may apply on a temporary basis for shares sold between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the exercise of your option and the sale of shares.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Korea

This supplement has been prepared to provide employees in the Korea with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, any gain realized on the difference between the fair market value of the shares at exercise and the option price will be subject to income tax at the rate applicable to salary income and social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the amount of shares (and any other company shares) sold in that year is less than the exempt amount, which is KRW2,500,000 per asset type. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your options.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions when you exercise the new options. It is your responsibility to file a personal tax return and to report and pay any income tax and social insurance contributions due upon exercise of the options and sale of the shares.

Exchange Control Information

When you exercise your new option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Malaysia

This supplement has been prepared to provide employees in Malaysia with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You should not be subject to tax when the new option is granted to you because the exercise price will be the higher of: (1) the fair market value of the underlying shares as defined by the applicable stock option plan at the time of the new grant; and (2) the average of the high and low trading prices on the day of the new grant (i.e., the fair market value of the underlying shares as determined under Malaysian tax law).

Exercise of New Option

You will not be subject to tax on the gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you sell the shares provided that you are not in the business of buying and selling securities. If you are a Malaysian resident for exchange control purposes, you must repatriate the sale proceeds to Malaysia as soon as the proceeds are received.

Withholding and Reporting

Your employer will report the grant of your new option to the Inland Revenue Board. Your employer will also withhold income tax at the time of exercise, if any taxable income arises. You will be responsible for reporting and paying any additional tax liability.

Exchange Control Notification

You must comply with exchange control obligations in Malaysia with respect to the new options. Please note that the exchange controls recently changed in Malaysia. Under the new exchange control regulations, you will have the following obligations:

(i)	you must notify Bank Negara of the remittance of funds to exercise your new options at least seven working days before the remittance (you can estimate the amount that you intend to remit);

(ii)	if you remit more than RM10,000 (or its equivalent in foreign currency) to exercise your new options, you will be required to file a Form P with the Foreign Exchange Department of Bank Negara;

(iii)	you must repatriate all proceeds from the sale of shares and all dividend payments to Malaysia as soon as the proceeds/dividends are received; and

(iv)	you must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM10,000 (or its equivalent in foreign currency).

Please note that these requirements apply to both cash and cashless exercises.

Additional Reporting Requirements

If you are a director of a Malaysian affiliate of Extreme Networks, Inc., you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., options, shares) in Extreme Networks, Inc. or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Extreme Networks, Inc. or any related company (including when you sell shares acquired through exercise of your option). These notifications must be made within fourteen days of acquiring or disposing of any interest in Extreme Networks, Inc. or any related company.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Mexico

This supplement has been prepared to provide employees in the Mexico with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option using the cash purchase method of exercise, you will not be subject to tax.

If you use the cashless sell-to-cover method of exercise, some of the shares acquired upon exercise will be sold immediately to cover the exercise price and any brokerage fees. As a result, you will be subject to tax on the difference between the sale proceeds and the exercise price of the shares sold, less any brokers’ fees.

If you use the cashless sell-all method of exercise, all shares acquired upon exercise will be sold immediately. Therefore, you will be subject to tax on the entire gain, that is, the difference between the sale proceeds and the exercise price, less any brokers’ fees.

You will not owe any social insurance contributions when you exercise your new option.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the exercise price (with an adjustment for inflation at applicable rates, plus any brokers’ fees paid to sell the stock).

Withholding and Reporting

Your employer is not required to report or withhold income tax or social insurance contributions when you exercise your new option or sell any acquired shares. You will be responsible for paying any tax liability due with respect to the exchange, grant of new option, exercise of new option and the sale of shares.

Nature of the Option Exchange

By electing to participate in the option exchange, you acknowledge that the proposed option exchange is unilateral and discretionary and, therefore, Extreme Networks reserves the absolute right to amend it and terminate it at any time without any liability to you. The option exchange and the grant of new options under it do not, in any way, establish a labor relationship between you and Extreme Networks, Inc., and do not establish any rights between you and your employer. The option exchange and the grant of new options under it will not, under any circumstance, be deemed to constitute compensation, including but not limited to the payment of salary, employment compensation, a labor benefit, a fringe benefit or any other payment for services or labor, as there will not be a labor relationship between you and Extreme Networks, Inc.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in the Netherlands

This supplement has been prepared to provide employees in the Netherlands with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

If your eligible outstanding options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance of the eligible options, you will not be subject to tax as a result of the exchange of eligible options for the grant of new options. If your eligible outstanding options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs within three years from the date of acceptance, you may be subject to tax as a result of the exchange of eligible outstanding options for the grant of new options.

If you deferred taxation on your eligible outstanding options to the time of exercise by properly making an election to defer taxation, then you may be subject to tax as a result of the exchange of eligible outstanding options for the grant of new options if the exchange is deemed a fictitious exercise.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

No Election to Defer Tax on New Option

If you do not elect to defer income tax until the exercise of your new option, you will be subject to income tax at the time that your new option becomes unconditionally exercisable (generally at vesting). At this time, you will be subject to income tax on both the intrinsic value and the expectation value of the option. The intrinsic value will be calculated as the difference between the fair market value of the shares at vesting and the option price. The expectation value is calculated based on a statutory formula which calculates the expected price development of the stock during the period the option may be exercised after it vests. You will also be subject to social insurance contributions on the intrinsic value and the expectation value if you have not already exceeded your applicable wage ceiling.

In addition to paying income tax at the time the new option becomes unconditional, you will be subject to income tax on exercise or disposal of the new option if the option is exercised or disposed of within three years of the time you accept your new grant (assuming that the gain at exercise/disposal is greater than the amount on which you already paid tax at vesting). The amount subject to income tax will be the difference between the fair market value on the date of exercise/disposal and the option price less the amount that was subject to tax at the time of vesting. You will also be subject to social insurance contributions on this amount if you have not already exceeded your applicable wage ceiling. If the gain at exercise/disposal is less than the amount that was subject to tax at the time of vesting, you will not be entitled to a tax credit or deduction for this difference.

No credit will be given for any taxed previously paid with respect to the existing options.

Election to Defer Tax on New Option

If you elect to defer income tax until exercise for your new option, you will be subject to income tax on the difference between the fair market value on the date of exercise and the option price. In addition, this gain is subject to social insurance contributions if you have not already exceeded your applicable wage ceiling. (Please note that your liability for employees’ insurance contributions will not be deferred until the time of exercise; instead, these contributions will be due upon vesting on the taxable amount at that time, i.e., the intrinsic value plus the expectation value. Your liability for national insurance contributions will be deferred until exercise.)

No credit will be given for any taxes previously paid with respect to the existing options.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you sell the shares provided that you hold less than a 5% interest in Extreme Networks as a private investment at the time of the sale.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (unless the applicable wage ceiling has been met) due at the time of vesting and/or exercise, as applicable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any tax due upon the sale of the shares.

Investment Tax

You are subject to an investment yield tax of 1.2% based on the average of the value of all assets (including shares of Extreme Networks, Inc.) that you own at the end of the year. An exemption is available on the first €18,146 (2003) of assets held at the end of the year.

Exchange Control Information

Statistical reporting of payments of €50,000 or more to or from a foreign country must be made to the Nederlandsche Bank. If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in New Zealand

This supplement has been prepared to provide employees in New Zealand with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to income tax when you exercise your new option on the difference between the fair market value of the shares and the option price. However, ACC premiums will not be payable on this amount.

Sale of Shares

Because there is no general capital gains tax in New Zealand, you generally will not be subject to tax when you sell the shares after exercising your options. However, income tax is imposed on gains from the sale of shares where the shares were purchased for the purpose of selling or otherwise disposing of them. If you sell shares within a short period of time after exercising your options, you may be subject to tax on any gain realized. On the other hand, if you hold the shares for a year or more, you are more likely to successfully assert that you had an investment motive in acquiring the shares and should not be subject to tax on any gain realized. While there is some uncertainty regarding exactly how any taxable gain is measured for tax purposes, it is likely that the gain will be measured as the difference between sale proceeds and the fair market value of the shares at exercise. Any sale gains will also be subject to income tax if you are engaged in the business of dealing in shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax or other taxes when you exercise your option or when you sell shares. It is your responsibility to report and pay all applicable taxes.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Singapore

This supplement has been prepared to provide employees in Singapore with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an eligible outstanding option for the right to a new option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them. However, this result is not certain. Therefore, we advise you to consult with your tax advisor.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Assuming you are not taxed when the eligible outstanding options are canceled, when you exercise the new option, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”) unless you are eligible for an exemption or deferral as discussed below. However, if, at the time of exercise, you are not a Singapore citizen or a Singapore permanent resident, or you are no longer employed in Singapore, different rules may apply to you and you are advised to consult with your tax advisor. You will not likely be subject to Central Provident Fund contributions.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)

You may be able to claim a tax exemption on the first S$2,000 of spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your options must be as follows:

(a)	where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

(b)	where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company’s employees.

You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

Qualified Employee Equity-Based Remuneration (“QEEBR Scheme”)

You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the spread that was not exempt, if any, from tax under the CEEBR Scheme. You should consult with a tax advisor to determine if you qualify for this deferral. If you think that you qualify, you should apply to the to the IRAS for a deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the tax deferral as explained below.

To qualify for tax deferral under the QEEBR Scheme, you would have to satisfy the following conditions:

(a)	you are employed in Singapore at the time the option is exercised;

(b)	the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

(c)	the tax payable on the QEEBR gains is not borne by your employer; and

(d)	the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

You will not qualify for the QEEBR Scheme if:

(a)	you are an undischarged bankrupt;

(b)	IRAS records show that you are a delinquent taxpayer; or

(c)	the tax deferred under the QEEBR Scheme is less than S$200.

You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred). You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

The maximum deferral period is five years starting from 1 January after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a)	in the case of a foreign employee (including a Singapore PR), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

(b)	when you become bankrupt; and

(c)	when you die (the deferred tax and interest would be recovered from your estate).

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of new options, exercise of new options or upon sale of shares. However, if you are not a Singapore citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you are advised to consult with your tax advisor.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes.

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Extreme Networks, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Extreme Networks or any related companies. Please contact Megan Buckley, Stock Administrator, to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell shares of Extreme Networks or any related company (including when you sell shares acquired under the exchange program). These notifications must be made within two days of acquiring or disposing of any interest in Extreme Networks or any related company. In addition, a notification must be made of your interests in Extreme Networks or any related company within two days of becoming a director.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Spain

This supplement has been prepared to provide employees in Spain with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. This gain will likely be considered compensation in-kind subject to payment on account.

Exemption.    Notwithstanding the above, the first €12,000 of the spread at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group; (2) the offer must be carried out in compliance with the general compensation policy of the employer and it should contribute to the participation of the employees in the employing company; (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Extreme Networks’ capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised.

Social insurance contributions will be due on the taxable amount for which the exemption above does not apply, unless the applicable wage ceiling has already been met.

Sale of Shares

If you acquire shares at exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the underlying shares at exercise.

If you hold the shares for one year or less, the gain is taxed at your corresponding progressive income tax rate. If you hold the shares for more than one year, the gain will be taxed at a flat 15% rate.

Withholding and Reporting

The taxable spread at exercise likely will be considered compensation in-kind and, therefore, subject to payment on account. The payment on account obligation will be charged to you. Such amount will be withheld from either the proceeds of the sale of shares or your salary. You will be entitled to obtain a tax credit from your income tax obligation with respect to the payment on account obligation. In addition, your employer will withhold social insurance contributions, if applicable. It is your responsibility to pay any taxes due as a result of the sale of the shares.

Securities Information

This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Exchange Control Information

It is your responsibility to comply with exchange control regulations in Spain. The purchase of Extreme Networks shares must be declared by the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy. If you purchase shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for you. Otherwise, you make the declaration by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of Extreme Networks shares (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Extreme Networks, Inc.; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

If you wish to import the ownership title of the Extreme Networks, Inc. shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Sweden

This supplement has been prepared to provide employees in Sweden with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread is considered regular salary and is taxed progressively at a tax rate of approximately 27% to 58%.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax at a flat rate of 30% when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of shares at exercise.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your new option. You will be responsible for reporting to your employer that you have exercised the option and the taxable amount. You must make this report no later than the month after the exercise. In addition, when you exercise your option, you must report the spread on your annual statement of earnings for that year. The amount you report should match the amount reported by your employer on your income statement. It is your responsibility to report and pay any taxes due as a result of the sale of the shares.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in Taiwan

This supplement has been prepared to provide employees in Taiwan with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will not be subject to tax or social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions at the time of exercise or sale of shares. It is your responsibility to report any pay all applicable taxes.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in the United Arab Emirates

This supplement has been prepared to provide employees in the United Arab Emirates with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) in exchange for the grant of new options six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to UAE federal or emirate income tax as a result of the exchange of an eligible outstanding option for a new option.

Grant of New Option

You will not be subject to UAE federal or emirate tax when the new option is granted to you.

Exercise of New Option

You will not be subject to UAE federal or emirate tax when you exercise the new option.

Sale of Shares

You will not be subject to UAE federal or emirate tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to report or withhold UAE federal or emirate tax or social insurance contributions when you exercise the new option or when you subsequently sell the shares.

Extreme Networks, Inc.

Stock Option Exchange Program: A Guide to Issues in the United Kingdom

This supplement has been prepared to provide employees in the United Kingdom (the “UK”) with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the voluntary cancellation of eligible outstanding options to purchase shares of Extreme Networks, Inc. (“Extreme Networks”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax or national insurance contributions (“NICs”) as a result of the exchange of an eligible outstanding option for the grant of a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to tax when you exercise your new option. Income tax will be charged on the difference (or spread) between the fair market value of the stock on the date of exercise and the exercise price. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on exercise and for paying to the UK Inland Revenue the income tax withheld on your behalf. Your employer will inform you how it intends to recoup the income tax that it pays on your behalf. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge.

You will also be liable to pay employees’ NICs on the spread upon exercise of your new option. Effective from 6 April 2003, employees’ NICs at 11% are payable up to the maximum earnings limit of £595 per week (£30,960 per annum), and an additional 1% NICs will apply above this limit. Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise (less any costs of acquisition or disposal). In addition, in accordance with UK Inland Revenue guidance issued in January 2003, the amount charged to income tax on exercise may also be offset when determining the capital gain. However, please note that this position is expected to change.

Please note that an annual exemption is available to set against total gains of £7,700 for the tax year 6 April 2002 to 5 April 2003, and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether you continue to be employed by Extreme Networks or the Extreme Networks group during this time.

Withholding and Reporting

Your employer is required to report the details of the exchange of options, the new option grant and any future option exercise on its annual UK Inland Revenue tax and share plan returns. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new stock option and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return. You will be responsible for paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements

If you are a director or shadow director of a UK subsidiary of Extreme Networks and the UK subsidiary is not wholly owned by Extreme Networks, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in Extreme Networks and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your option or sell shares acquired through exercise of your new options. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

ANNEX 1

ONLINE ELECTION FORM

[LOGO]

STOCK OPTION EXCHANGE PROGRAM

Follow the links below for information on the program and to make your elections.

•	Announcement of Program

•	Tender Offer Document (Offer to Exchange)

•	Frequently Asked Questions and Answers

•	Option Exchange Overview

•	Ask a question: Email a question regarding the program

•	View Instructions

•	Online Election Form

THIS PROGRAM AND THE INFORMATION PROVIDED ON THIS WEBSITE ARE SUBJECT TO AND GOVERNED BY THE OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, ALONG WITH OTHER MATERIALS. THESE MATERIALS ARE AVAILABLE FREE OF CHARGE, EITHER FROM THE COMPANY OR AT THE SEC WEBSITE AT WWW.SEC.GOV. THESE MATERIALS ARE IMPORTANT AND YOU ARE URGED TO READ THEM CAREFULLY.

INSTRUCTIONS TO THE ONLINE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

Making an Online Election.

You may elect either (i) to accept the Offer and tender your Eligible Options and Required Options for exchange or (ii) to reject the Offer and retain without change all of your outstanding options. To make your election, you should click the “Online Election Form” link on the Extreme Networks intranet website for the Offer http://intranet.extremenetworks.com/optionexchange.

The steps to complete your election are as follows:

1.    Review the terms of the Acknowledgement and Agreement. Click on the “Yes, I Agree” button if you agree to all of the terms and conditions of the Offer. Click on the “No, I Don’t Agree” button if you do not agree to all of the terms and conditions of the Offer. If you click “No, I Don’t Agree,” you will be treated as having elected to reject the Offer and you will not participate in the program.

2.    Review the Online Election Form. It lists your Eligible Options (i.e., your outstanding options eligible for exchange) and your Required Options, if any (i.e., those options granted to you after September 24, 2002 which must be exchanged if you elect to participate in the program). If you wish to participate in the Offer and surrender all of your Eligible Options and Required Options for cancellation in exchange for the opportunity to receive New Options in accordance with the terms and conditions of the Offer, you should click the “Yes” button. If you do not wish to participate in the Offer, you should click the “No” button.

3.    If you checked both the “Yes, I Agree” button and the “Yes” button, you will be taken to a Confirmation of Election to Accept Offer. To confirm your election to participate in the program and acceptance of the terms and conditions of the Offer, you should click the “Confirm Acceptance” button.

If you checked either the “No, I Don’t Agree” button or the “No” button, you will be taken to a Confirmation of Election to Reject Offer. To confirm your election not to participate in the program, you should click the “Confirm Rejection” button.

4.    Finally, you will taken to a Confirmation of Election form, which will indicate either your acceptance or rejection of the Offer. If you have elected to participate in the Offer, you must print out the Confirmation of Election form, sign and print your name, enter the date and time of your signature, and deliver the completed form to Megan Buckley, either via hand delivery, courier or mail at Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, or via facsimile at (408) 579-2699. To be effective, your properly completed and signed Confirmation of Election form must be received by Megan Buckley no later than 9:00 p.m., Pacific Time, on April 21, 2003 (the “Expiration Date”). If the Offer is extended, you may submit the Online Election Form and deliver the Confirmation of Election form at any time until the extended expiration of the Offer.

Even if you decide not to participate in the Offer, we request that you complete the Online Election process, indicating your rejection of the Offer, and deliver your signed Confirmation of Election form indicating your rejection of the Offer to Megan Buckley. This will assist us in administering the program.

THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. IN ADDITION TO SUBMITTING THE ONLINE ELECTION FORM VIA OUR INTRANET, YOU MUST HAND DELIVER YOUR CONFIRMATION ELECTION FORM TO EXTREME NETWORKS (THE “COMPANY”), OR YOU MAY COURIER IT, MAIL IT OR FAX IT TO MEGAN BUCKLEY AT THE ADDRESS OR FAX NUMBER LISTED ABOVE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. WE WILL ELECTRONICALLY CONFIRM THE RECEIPT OF YOUR ELECTION FORM. IF YOU HAVE NOT RECEIVED A CONFIRMATION OF RECEIPT, IT IS YOUR

RESPONSIBILITY TO ENSURE THAT MEGAN BUCKLEY HAS RECEIVED YOUR CONFIRMATION OF ELECTION FORM.

A confirmation of receipt is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted your options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release.

Withdrawal.

Tenders of Eligible Options and Required Options made through the Offer may be withdrawn at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw your Eligible Options and Required Options at any time until the extended expiration of the Offer. In addition, although the Company currently intends to accept your validly tendered Eligible Options and Required Options promptly after the expiration of the Offer, unless the Company accepts and cancels your tendered options before 9:00 p.m., Pacific Time, on April 21, 2003, you may withdraw your tendered options at any time before April 21, 2003. To withdraw your tendered options you must (1) complete and submit an Online Election Form in which you indicate your election to reject the Offer, as described above, and (2) fax (fax number (408) 579-2699) or courier, mail or hand deliver to Megan Buckley, 3585 Monroe Street, Santa Clara, CA 95051, a signed and dated Confirmation of Election form indicating your rejection of the Offer while you still have the right to withdraw the tendered options. Upon the receipt of such a new, properly completed, signed and dated Confirmation of Election form indicating your rejection of the Offer, any previously submitted Confirmation of Election form will be disregarded and will be considered replaced in full by the new Confirmation of Election form.

Change of Election.

As noted in the Offer to Exchange, if you elect to exchange any of your Eligible Options, you must exchange the entire outstanding, unexercised portion of all of your Eligible Options. In addition, if you participate in the Offer, any options granted to you after September 24, 2002 (the six-month period prior to the commencement of the Offer) will automatically be exchanged regardless of their exercise price. You may change your mind about participating in the Offer any time before the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding participation in the Offer at any time until the extended expiration of the Offer. To change your election, you must submit a new Online Election Form and deliver to Megan Buckley a new completed and signed Confirmation of Election form following the procedures described above. Upon the receipt of your new, properly completed, signed and dated Confirmation of Election form, any previously submitted Confirmation of Election form will be disregarded and will be considered replaced in full by the new Confirmation of Election form.

The Company will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you a confirmation of receipt of your Confirmation of Election form, by signing the Confirmation of Election form (or a facsimile of it), you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Confirmation of Election form and does not mean that your options have been canceled. Your options that are accepted for exchange will not be canceled until April 22, 2003, which is the first business day following the expiration of the Offer, or a later date if we extend the Offer.

Tenders.

If you tender any of your Eligible Options for exchange, you must tender all of your Eligible Options. Therefore you may tender all or none of your Eligible Options for exchange. In addition, the Company will not accept a tender of less than all of the unexercised shares subject to your Eligible Options. Also, if you tender your Eligible Options, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (i.e., after September 24, 2002) regardless of their exercise price.

Signatures on The Confirmation of Election Form.

If the Confirmation of Election form is signed by the holder of the Eligible Options and Required Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. If the Confirmation of Election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be delivered with the Confirmation of Election form.

Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or the Online Election Form (which will be furnished at the Company’s expense) should be directed to:

Megan Buckley

Extreme Networks

3585 Monroe Street

Santa Clara, CA 95051

email: exchange@extremenetworks.com

telephone number: (408) 579-2665

Irregularities.

All questions as to the number of option shares subject to options to be accepted for exchange and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion. The Company’s determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any Eligible Options or Required Options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time, as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THE CONFIRMATION OF ELECTION FORM (OR A FACSIMILE COPY OF IT) TOGETHER WITH ANY OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE COMPANY, ON OR BEFORE 9:00 P.M., PACIFIC TIME, ON APRIL 21, 2003.

Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the announcement from Gordon Stitt dated March 25, 2003 before deciding to participate in the Offer.

Important Tax Information.

You should refer to Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information. If you live or work outside of the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to Appendix B to the Offer to Exchange for a discussion of tax consequences which may apply to you.

Miscellaneous.

a.    Data Privacy.    By accepting the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Extreme Networks and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the Offer.

You understand that your employer, Extreme Networks and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the stock option plan and this Offer (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You understand that you may request a list with names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the stock option plans and this Offer. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock option plans and this Offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusing or withdrawing your consent may affect your ability to participate in this Offer.

b.    Acknowledgement and Waiver.    By accepting this Offer, you acknowledge that: (i) the Offer is established voluntarily by Extreme Networks, it is discretionary in nature and it may be extended, modified, suspended or terminated by Extreme Networks at any time, as provided in the Offer and related Offer materials; (ii) the grant of New Options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any Extreme Networks stock plan, if any, will be at the sole discretion of Extreme Networks; (iv) your acceptance of the Offer will not create a right to employment or be interpreted to form an employment agreement with Extreme Networks, its subsidiaries or its affiliates and will not interfere with the ability of your current employer, if applicable, to terminate your employment relationship at any time with or without cause; (v) your acceptance of the Offer is voluntary; (vi) the future value of Extreme Network’s shares is uncertain and cannot be predicted with certainty; (vii) the Offer, the exchanged options and the New Options are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) if you accept the Offer and receive a New Option and exercise your New Option and obtain shares, the value of the shares acquired upon exercise may increase or decrease in value, even below the value on the grant date; (ix) you understand the risks associated with your participation in the Offer as described in “Risks of Participating in the Offer” and in the documents referred to and incorporated by reference therein; and (x) no claim or entitlement to compensation or damages arises from diminution in value of any new options or shares purchased through exercise of the New Options you may receive as a result of participating in the Offer and you irrevocably release Extreme Networks and its subsidiaries and affiliates from any such claim that may arise.

c.    Tax Liability.    Regardless of any action that Extreme Networks, its subsidiaries or its affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“applicable withholdings”), you acknowledge that the ultimate liability for all applicable withholdings is and remains your sole responsibility and that Extreme Networks, its subsidiaries and its affiliates (i) make no representations or undertakings regarding the treatment of any applicable withholdings in connection with any aspect of the cancellation of Eligible Options or Required Options or the grant of New Options, the subsequent sale of shares of Extreme Networks common stock acquired pursuant to the exercise of any options and the receipt of any dividends; and (ii) do not commit to structure the terms of the Offer, including cancellation of the

Eligible Options and Required Options and/or the grant of New Options, to reduce or eliminate your liability for applicable withholdings.

You agree to pay or make adequate arrangements satisfactory to Extreme Networks, its subsidiaries and its affiliates to satisfy all applicable withholding obligations of Extreme Networks, its subsidiaries and its affiliates. In this regard, you authorize Extreme Networks, its subsidiaries and its affiliates to withhold all applicable withholdings legally payable by you from your wages or other cash payment paid to you by Extreme Networks, its subsidiaries and its affiliates or from proceeds of the sale of shares of Extreme Networks common stock. Alternatively, or in addition, if permissible under local law, Extreme Networks may (i) sell or arrange for the sale of shares of Extreme Networks common stock that you acquire to meet the applicable withholding obligation, and (ii) withhold in shares of Extreme Networks common stock, provided that Extreme Networks only withholds the amount of shares of Extreme Networks common stock necessary to satisfy the minimum withholding amount. Finally, you agree to pay to Extreme Networks, its subsidiaries and its affiliates any amount of applicable withholdings that Extreme Networks, its subsidiaries and its affiliates may be required to withhold as a result of your participation in the Offer that cannot be satisfied by the means previously described.

d.    Governing Law and Documents.    The election forms are governed by, and subject to, United States federal and California state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the election forms, the parties hereby submit to and consent to the exclusive jurisdiction of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, where this Offer is made and/or to be performed.

e.    Translations.    If you have received this or any other document related to the Offer translated into a language other than English and if the translated version is different than the English version, the English version will control.

[LOGO]

ACKNOWLEDGEMENT AND AGREEMENT

I have received the Offer to Exchange dated March 25, 2003, the announcement from Gordon Stitt dated March 25, 2003 and this Online Election Form (together, as they may be amended from time to time, constituting the “Offer”), offering to eligible employees the opportunity to exchange outstanding, unexercised, stock options having an exercise price greater than $12.00 per share (“Eligible Options”) for new stock options (“New Options”) to be granted on and having an exercise price determined by the fair market value of a share of Extreme Networks, Inc. (“Extreme Networks”) common stock on October 23, 2003. The New Options will be granted under Extreme Networks’ Amended 1996 Stock Option Plan, 2000 Nonstatutory Stock Option Plan or 2001 Nonstatutory Stock Option Plan. This Offer expires at 9:00 p.m., Pacific Time, on April 21, 2003.

If I accept the Offer, I will be entitled to receive a New Option to purchase three shares of Extreme Networks common stock for each five shares under my outstanding, unexercised options canceled in the program, subject to the terms and conditions of the Offer. I understand that I will lose my right to all unexercised shares under my canceled options, and that my New Option will have a different vesting schedule than the canceled option it replaces.

If I accept the Offer, I understand and agree to all of the following:

•	All of my Eligible Options will be canceled, and I will have no further rights to them.

•	All options granted to me after September 24, 2002, if any (“Required Options”), will also be canceled, and I will have no further rights to them.

•	Subject to the terms and conditions of the Offer to Exchange, I will be entitled to receive New Options to purchase three shares of Extreme Networks common stock for each five shares under my canceled Eligible Options and Required Options.

•	My New Option will have a different vesting schedule than the canceled option it replaces, as described in the Offer to Exchange.

•	If my employment terminates for any reason whatsoever before October 23, 2003, I will have lost all rights to my canceled options, and I will not be granted New Options or receive any other payment or consideration in exchange for my canceled options.

•	The exercise price of my New Options may be greater than the exercise price of my canceled options, resulting in a loss of a potentially significant stock option benefit.

•	Even if my canceled option was an incentive stock option in its entirety, my New Option that replaces it will be an incentive stock option only to the maximum extent that it qualifies as an incentive stock option under current U.S. tax laws, and that the non-qualifying portion of my New Option will be granted as a nonstatutory stock option.

•	If I live or work outside of the United States, I am subject to all of the terms applicable to me in Appendix B (“Guide to International Issues”) to the Offer to Exchange.

Yes, I Agree	No, I Don’t Agree

ONLINE ELECTION FORM FOR [NAME]

Grants Eligible to Exchange (NOTE: ONLY ELIGIBLE OPTIONS ARE LISTED)

Grant #	Date issued	Number of outstanding shares	Price	# of New Options if you participate
Total:

Grants Required to Exchange (if participating in program)

Grant #	Date issued	Number of outstanding shares	Price	# of New Options if you participate
Total:

[ Yes] I wish to participate in the Offer.

[ No] I do not wish to participate in the Offer.

CONFIRMATION OF ELECTION BY [NAME]

TO ACCEPT OFFER

You have chosen to participate in the Stock Option Exchange Offer (the “Offer”).

You can change your election as many times as you wish before the deadline by completing an Online Election Form which can be found at http://intranet.extremenetworks.com/optionexchange.

DEADLINE FOR SUBMISSION: 9:00 P.M., Pacific Time, April 21, 2003.

CURRENT DATE/TIME: ____________________________

IF YOU ELECT TO PARTICIPATE IN THE OFFER, ALL OF YOUR ELIGIBLE OPTIONS WILL AUTOMATICALLY BE CANCELED AND SUBJECT TO EXCHANGE.

IF YOU ELECT TO PARTICIPATE IN THE OFFER, ANY OPTIONS GRANTED TO YOU WITHIN SIX MONTHS PRIOR TO MARCH 25, 2003 WILL AUTOMATICALLY BE CANCELED AND SUBJECT TO EXCHANGE.

IF YOU ACCEPT THE OFFER AND AGREE TO ITS TERMS AND CONDITIONS, PLEASE CLICK “CONFIRM ACCEPTANCE” BELOW:

CONFIRM ACCEPTANCE

CONFIRMATION OF ELECTION BY [NAME]

TO REJECT OFFER

You have chosen not to participate in the Stock Option Exchange Offer (the “Offer”).

You can change your election as many times as you wish before the deadline by completing an Online Election Form which can be found at http://intranet.extremenetworks.com/optionexchange.

DEADLINE FOR SUBMISSION: 9:00 P.M., Pacific Time, April 21, 2003.

CURRENT DATE/TIME: _______________________________

IF YOU REJECT THE OFFER, PLEASE CLICK “CONFIRM REJECTION” BELOW:

CONFIRM REJECTION

CONFIRMATION OF ELECTION BY [NAME]

You have chosen to ACCEPT (REJECT) the Stock Option Exchange Offer. Please print this page, sign it and deliver it to Megan Buckley as specified below.

Grant #	Date issued	Number of outstanding shares	Price	# of New Options if you participate
Total:

Please print and save this page for your records.

You can change your election at any time before the deadline simply by returning to the Stock Option Exchange Page.

DEADLINE FOR SUBMISSION:                9:00 P.M., Pacific Time, April 21, 2003.

CURRENT DATE/TIME:

THIS PROGRAM AND THE INFORMATION PROVIDED ON THIS WEBSITE ARE SUBJECT TO AND GOVERNED BY THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, ALONG WITH OTHER MATERIALS. THESE MATERIALS ARE AVAILABLE FREE OF CHARGE, EITHER FROM THE COMPANY OR AT THE SEC WEBSITE AT WWW.SEC.GOV. THESE MATERIALS ARE IMPORTANT AND YOU ARE URGED TO READ THEM CAREFULLY.

Employee Signature

Employee Name (Please Print)	Date and Time

RETURN THIS CONFIRMATION OF ELECTION

TO MEGAN BUCKLEY, NO LATER THAN

9:00 P.M., PACIFIC TIME, ON APRIL 21, 2003

VIA FACSIMILE AT (408) 579-2699

OR

BY HAND DELIVERY, COURIER OR MAIL

TO MEGAN BUCKLEY AT

Extreme Networks

3585 Monroe Street

Santa Clara, CA 95051

PRINT